 EXHIBIT 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

AGREEMENT AND PLAN OF MERGER

AMONG

AZURRX BIOPHARMA, INC.,

ALPHA merger sub, inc.,

FIRST WAVE BIO, INC.

AND

FORTIS ADVISORS LLC, AS SHAREHOLDERS’ REPRESENTATIVE

DATED AS OF SEPTEMBER 13, 2021

ii

Section 4.13.	Employment and Employee Benefit Matters	45
Section 4.14.	Compliance with Laws; Permits	47
Section 4.15.	Environmental Matters	48
Section 4.16.	Anti-Bribery	48
Section 4.17.	Regulatory Compliance	48
Section 4.18.	Insurance Policies	49
Section 4.19.	Bank Accounts	50
Section 4.20.	Powers of Attorney	50
Section 4.21.	Brokers and Finders	50
Section 4.22.	Clinical Operations; CMC	50
Section 4.23.	The Buyer Group’s Representations; Independent Investigation	50
Section 4.24.	Private Placement	51

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE BUYER GROUP		51

Section 5.1.	Organization	51
Section 5.2.	Authority; Execution and Delivery; Enforceability	52
Section 5.3.	Capitalization	52
Section 5.4.	Noncontravention and Approval	53
Section 5.5.	Litigation	53
Section 5.6.	Compliance with Laws; Regulatory Matters	53
Section 5.7.	SEC Documents	54
Section 5.8.	Stock Consideration	55
Section 5.9.	Regulatory Compliance	55
Section 5.10.	Data Privacy	55
Section 5.11.	Anti-Bribery	55
Section 5.12.	No Undisclosed Liabilities	55
Section 5.13.	Brokers and Finders	56
Section 5.14.	Availability of Funds	56
Section 5.15.	Company’s Representations; Independent Investigation	56

ARTICLE 6 COVENANTS		57

Section 6.1.	Tax Matters	57
Section 6.2.	Indemnification of Officers and Directors	58
Section 6.3.	Publicity	58
Section 6.4.	Consents	59
Section 6.5.	Shares of Buyer Common Stock; Shelf Registration	59
Section 6.6.	Nasdaq Listing	54
Section 6.7.	Further Assurance	65
Section 6.8.	Section 280G	65
Section 6.9.	Buyer Board	65
Section 6.10.	E-mails	65
Section 6.11.	R&W Insurance Policy	66

iii

EXHIBITS:

EXHIBIT A:	WRITTEN CONSENT
EXHIBIT B:	COMPOUNDS
EXHIBIT C:	FORM OF SELLING HOLDER QUESTIONNAIRE
EXHIBIT D:	FORM OF CERTIFICATE OF MERGER
EXHIBIT E:	FORM OF SURVIVING COMPANY BYLAWS
EXHIBIT F:	FORM OF LETTER OF TRANSMITTAL
EXHIBIT G:	FORM OF OPTION CANCELLATION AGREEMENT
EXHIBIT H:	MILESTONES
EXHIBIT I:	PRESS RELEASE

SCHEDULES:

SCHEDULE I:	CONSIDERATION SCHEDULE

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of September 13, 2021, is made by and among AZURRX BIOPHARMA, INC., a Delaware corporation (“Buyer”), ALPHA MERGER SUB, INC., a Delaware corporation (“Merger Sub”), FIRST WAVE BIO, INC., a Delaware corporation (the “Company”), and FORTIS ADVISORS LLC, a Delaware limited liability company, solely in its capacity as the Shareholders’ Representative (as defined below).

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth herein, Buyer desires to acquire the Company through the merger of Merger Sub with and into the Company (the “Merger”);

WHEREAS, the board of directors of the Company has (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, the Company and its stockholders and (iii) resolved to recommend that the Company’s stockholders approve the adoption of this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, each of the boards of directors of Buyer and Merger Sub has (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Buyer and Merger Sub, respectively, and the equity holders of Buyer and Merger Sub, respectively;

WHEREAS, Buyer, as the sole stockholder of Merger Sub, has approved this Agreement and the transactions contemplated by this Agreement, including the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, certain Company Shareholders will execute a written consent approving this Agreement and the transactions contemplated herein, a form of which is attached hereto as Exhibit A (the “Written Consent”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“1934 Act” is defined in Section 5.7(a).

“280G Approval” is defined in Section 6.8.

“280G Benefit” is defined in Section 6.8.

“280G Waiver” is defined in Section 6.8.

“Action” means any claim, action, cause of action, complaint, demand, lawsuit, arbitration, hearing, audit, notice of violation, proceeding, litigation, or Governmental Entity audit of any nature, whether civil, criminal, administrative, regulatory, or otherwise, and whether at law or in equity.

“Additional Revenue” is defined in Section 2.15.

“Advisory Group” is defined in Section 2.10(c).

“Affiliate” means, with respect to a Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person; provided that for purposes of this definition, “control” means, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by Contract, by board of director membership or representation, or otherwise. In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals.

“Agreement” is defined in the preamble of this Agreement.

“Allocation Notice” is defined in Section 2.14(b)(ii).

“Blackout Notice” is defined in Section 6.5(d).

“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks located in New York City are authorized or obligated by applicable Laws to close.

“Buyer” is defined in the preamble of this Agreement.

“Buyer Business” means the business of Buyer as conducted on the date hereof.

“Buyer Common Stock” means the voting common stock, par value $0.0001 per share, of Buyer.

“Buyer Disclosure Schedule” is defined in Article 5.

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“Buyer Financial Statements” means the (a) audited balance sheet of Buyer as of December 31, 2019 and as of December 31, 2020 and the related audited statement of operations and statement of cash flows for each of the fiscal years then ended and (b) unaudited balance sheet of Buyer as of June 30, 2021 (the “Most Recent Buyer Balance Sheet“; and the date of the Most Recent Buyer Balance Sheet, the “Most Recent Buyer Balance Sheet Date“), and the unaudited statement of operations and statement of cash flows of Buyer for the six (6) months then ended.

“Buyer Group” means Merger Sub, Buyer and Buyer’s Subsidiaries.

“Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer or Merger Sub to perform its obligations under this Agreement and any event, change, occurrence or effect that has a material adverse effect on the financial condition or results of operations of Buyer, taken as a whole; provided, however, that none of the following, and no event, change, occurrence or effect arising out of or resulting from the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether there has been or will be a “Buyer Material Adverse Effect”: (i) (1) Buyer’s or any of its Affiliates’ compliance with the terms and conditions of this Agreement, (2) the failure to take any action that Buyer or any of its Affiliates has requested the consent of the Company to take and with respect to which the Company did not grant its consent or (3) any other action by Buyer or any of its Affiliates (A) contemplated by this Agreement, (B) that the Company has expressly requested or (C) to which the Company has consented in writing; (ii) any event, change, occurrence, disruption of, or effect affecting the industry, industry sectors or any geographic markets in which Buyer operates generally or the United States or worldwide economy generally or the securities, syndicated loan, credit or other financial markets generally, including changes in interest or exchange rates; (iii) political or regulatory conditions, including the worsening of any existing conditions; (iv) any delay or failure of Buyer to obtain Consent from any Governmental Entity for the operation of the Buyer Business in any geographic area where the Buyer Business does not operate; (v) any natural or man-made disaster, pandemic, epidemic, disease outbreak (including COVID-19) or any acts of terrorism, sabotage, armed hostilities, military action or war (whether or not declared), or any escalation or worsening thereof, or any other force majeure event, whether or not caused by any person, or any national or international calamity or crisis; (vi) any failure of Buyer to meet any internal or published forecasts, projections, predictions, guidance, estimates, milestones or budgets (but the underlying reason for the failure to meet such forecasts, projections, predictions, guidance, estimates, milestones or budgets may be considered, except as otherwise provided in this definition); (vii) the negotiation or execution of this Agreement or the announcement or pendency or consummation of the Acquisition or a potential transaction involving Buyer, including any litigation or any loss of, threatened loss of, or impact on the relationship of Buyer with, any partners, suppliers, regulators, customers, distributors, licensors or licensees; (viii) any acts or omissions of the Company or any of its Affiliates; (ix) the initiation by any person other than Buyer or any of its Affiliates of Actions under Chapter 11 of the U.S. Bankruptcy Code or other similar Laws or any adverse developments related to such Actions; (x) any change or prospective change in Laws or GAAP, IFRS or any other applicable accounting standards in any jurisdiction outside of the United States or the enforcement thereof, (xi) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to any health condition (including any epidemic, pandemic or disease outbreak, such as COVID-19) and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks (all of the foregoing, “Pandemic Measures”), including any change, effect, event or circumstance with respect to any health condition or Pandemic Measures or any escalation or worsening thereof (including any subsequent waves) or (xii) any determination by, delay of a determination by, the FDA or any other Governmental Entity, or any panel or advisory body empowered or appointed thereby, or any indication that any such entity, panel or body will make any determination or delay in making any determination, with respect to the approvability, labeling, contents of package insert, prescribing information, risk management profile, pre-approval inspection matters or requirements relating to the results of any pre-clinical or clinical testing, in each case or other matters, related to any of the Products; provided, however, that with respect to a matter described in any of clauses (ii), (iii), (v) and (x), such event, change, occurrence or effect may be taken into account in determining whether there has been a Buyer Material Adverse Effect only to the extent such event, change, occurrence or effect has a materially disproportionate adverse effect on the financial condition or results of operations of Buyer, taken as a whole, relative to other persons operating businesses similar to its business in the geographic areas in which Buyer operates (and only to the extent of such materially disproportionate adverse effect). Any determination of “Buyer Material Adverse Effect” shall exclude the effects of the matters disclosed in the Buyer Disclosure Schedule, or the Buyer Financial Statements.

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“Buyer Milestone Stock Price” means the average of the daily volume-weighted average sales price per share of the Capital Stock of Buyer on Nasdaq, as such daily volume-weighted average sales price per share is reported by Bloomberg L.P., calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours, for each of the five (5) consecutive trading days ending on and including the trading day immediately preceding the achievement of each applicable IBD Field related Milestone Event.

“Buyer Stock Price” means $6.41. For the avoidance of doubt, the Buyer Stock Price takes into account the 10-for-1 reverse stock split that is effective as of 12:01 AM Eastern Time on September 13, 2021.

“Buyer’s Knowledge”, “to the Knowledge of the Buyer” or variations thereof means the actual knowledge of each individual identified on Section 1.1(a) of the Buyer Disclosure Schedule.

“Buyer’s SEC Documents” is defined in Section 5.7(a).

“Capital Stock” means any capital stock or share capital of, other voting securities of, other equity interest in, or right to receive profits, losses or distributions of, any Person.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act (Pub. L. 116-136), (a) as amended by each of (i) the Paycheck Protection Program and Health Care Enhancement Act, (ii) the Paycheck Protection Program Flexibility Act of 2020, (iii) the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act, (iv) Title V of the American Rescue Plan Act of 2021 (“ARP Act”), and (v) the PPP Extension Act of 2021 and (b) as otherwise amended from time to time, and the regulations promulgated thereunder, as amended.

“Cash and Cash Equivalents“ means in relation to the Company, the aggregate of all cash and all checks, money orders, marketable securities, short-term instruments and other Cash Equivalents, funds in demand deposits or similar accounts, in each case determined in accordance with GAAP, including all deposits and cash in transit, net of (i) outstanding checks, electronic payments, and overdrafts drawn on Company accounts and (ii) credit card receivables in transit to the bank.

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“Cash Equivalents” means marketable direct obligations or securities issued by, or guaranteed by, the United States government (or any agency thereof), any state, commonwealth, or territory of the United States (or any agency, political subdivision, or taxing authority thereof), certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits, commercial paper, securities backed by standby letters of credit issued by any commercial bank, money market, or similar funds, in each case, with maturities of one-year or less from the date of acquisition.

“Certificate of Merger” is defined in Section 2.3(e).

“Clinical Trials” means any tests and studies of pharmaceutical products in human subjects or that constitute observational clinical studies.

“Closing” is defined in Section 2.2.

“Closing Cash and Cash Equivalents” means Cash and Cash Equivalents as of immediately prior to the Closing.

“Closing Date” means the date on which the Closing occurs.

“Closing Indebtedness” means Indebtedness as of immediately prior to the Closing.

“Closing Transaction Expenses” means Transaction Expenses as of immediately prior to the Closing.

“Closing Statement” is defined in Section 2.6.

“Code” means the Internal Revenue Code of 1986, as amended, and any substitute or successor provisions.

“Commercially Reasonable Efforts” is defined in Section 2.14(c).

“Commercialization” means any and all activities directed to the preparation for sale of, the offering for sale of, or sale of the Products in the Field in the Territory, including activities related to marketing, promoting, distributing, importing and establishing pricing and reimbursement with respect to the Products, as well as interacting with Governmental Entities regarding any of the foregoing, but excluding Development and Manufacturing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” shall have a corresponding meaning.

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“Company Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any plan, program, policy, agreement or arrangement (whether written or oral) providing for compensation, employment, individual consulting, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, disability or sick leave benefits, supplemental unemployment benefits, severance benefits and postemployment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or other employee pension or welfare benefits (a) that is sponsored, maintained or contributed to by the Company or any of its ERISA Affiliates for the benefit of any employee or former employee of the Company or other individual service provider performing services for the Company or (b) with respect to which the Company or any of its ERISA Affiliates has or may have any Liability, whether actual or contingent.

“Company” is defined in the preamble of this Agreement.

“Company Business” means the business of the Company as conducted on the date hereof.

“Company Capital Stock” means the Capital Stock of the Company.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Contracts” is defined in Section 4.10(a).

“Company Disclosure Schedule” is defined in Article 4.

“Company Indemnitee” is defined in Section 6.2(a).

“Company Intellectual Property” is defined in Section 4.9(d).

“Company IP Revenue” means the sum of all payments plus the fair market value of all other consideration of any kind, received by Buyer or its Affiliates from (a) licensees and sublicensees, (b) royalties, (c) upfront payments, milestones and other payments and (d) enforcement recoveries net of any costs of documented out-of-pocket fees, costs and expenses of any related litigation, each of ((a)-(d)) solely to the extent (i) attributable to Owned Intellectual Property for use in the COVID Field and (ii) received from a Third Party with a pre-existing niclosamide development program in the COVID Field at the time of entry into an arrangement with such Third Party.

“Company’s Knowledge”, “to the Knowledge of the Company” or variations thereof means the actual knowledge of each individual identified on Section 1.1(a) of the Company Disclosure Schedule.

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“Company Plan” means the First Wave Bio, Inc. 2019 Equity Incentive Plan.

“Company Preferred Stock” means the Company Series A Preferred Stock and the Company Series B Preferred Stock.

“Company Product” means any Product produced by the Company as of the date hereof.

 “Company Series A Preferred Stock” means the Series A preferred stock, par value $0.0001 per share, of the Company.

“Company Series B Preferred Stock” means the Series B preferred stock, par value $0.0001 per share, of the Company.

“Company Shareholder” means a holder of Company Capital Stock as of immediately prior to the Effective Time.

“Company Stock Option” means an option to purchase or acquire shares of Company Common Stock pursuant to the Company Plan.

“Compound” means the Company’s proprietary formulations of niclosamide as set forth in Exhibit B.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Constitutive Documents” means the Articles or Certificate of Incorporation and By-laws of a Person if such Person is a corporation, and analogous constitutive documents if such Person is another form of entity.

“Contract” means, with respect to any Person, all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments, and arrangements, in each case, which are legally binding arrangements on such Person, whether written or oral.

“Control” or “Controlled” means, with respect to any item of Know-How, material, Patent or other intellectual property right, possession of the right, directly or indirectly, and whether by ownership, license, covenant or otherwise, to grant a license, sublicense, covenant or other right to or under such item of Know-How, material, Patent or other intellectual property right as provided for herein without violating an agreement with a Third Party.

“COVID-19” means the novel coronavirus disease, COVID-19 virus (SARS-COV-2 and related strains and sequences) or mutation (or antigenic shift) thereof or a public health emergency resulting therefrom or associated epidemics, pandemics or disease outbreaks.

“COVID Field” means any treatment, prevention or diagnosis of any coronavirus-related disease, including but not limited to COVID-19.

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“Covington” is defined in Section 8.14.

“Creator” is defined in Section 4.9(f).

“D&O Tail Policy” has the meaning set forth in Section 6.2(c).

“D&O Tail Premium” has the meaning set forth in Section 6.2(c).

“Development” means, with respect to the Compound or the Products, any and all activities, whether before, on or after First Commercial Sale of the Products, directed to research, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, Manufacturing process development, Manufacturing scale-up, qualification and validation, quality assurance/quality control development, Clinical Trials, statistical analysis and report writing, the preparation and submission of drug approval applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful for, or otherwise requested, required or recommended by a Governmental Entity or other payor as a condition or in support of obtaining, maintaining or expanding approvals from Governmental Entities. When used as a verb, “Develop” means to engage in Development.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dispute Resolution Procedure” means the procedure pursuant to which the items in dispute under Section 2.14(d) are referred by either Buyer or the Shareholders’ Representative for determination as promptly as practicable to a regional or national accounting firm mutually agreed upon by the Buyer and the Shareholder Representative (the “Independent Accounting Firm”), pursuant to an engagement letter in customary form which each of Buyer and the Shareholder Representative must execute. The Independent Accounting Firm, acting as an expert and not as an arbitrator, must make a written determination, with respect to such disputed items only (a “Determination”). The Determination must be based solely on (i) the initial written submission by Buyer and the Shareholders’ Representative of their respective positions on the matters in dispute, (ii) written answers by Buyer and the Shareholders’ Representative to written questions from the Independent Accounting Firm and (iii) any work papers, records, accounts or similar materials delivered to the Independent Accounting Firm by the Buyer or the Shareholders’ Representative in response to requests by the Independent Accounting Firm. Each of Buyer and the Shareholders’ Representative must use commercially reasonable efforts to make its submissions as promptly as practicable following submission to the Independent Accounting Firm of the disputed items (but in any event, such submissions must be made no later than ten (10) Business Days following the date on which the disputed items are submitted to the Independent Accounting Firm). Buyer and the Shareholders’ Representative must instruct the Independent Accounting Firm to deliver the Determination to Buyer and the Shareholders’ Representative no later than twenty (20) Business Days following the later of the dates on which Buyer and the Shareholders’ Representative make their submissions. In making its determination, the Independent Accounting Firm shall disregard any settlement proposal or negotiation materials exchanged between Buyer and the Shareholders’ Representative with respect to any disputed item referred to the Independent Accounting Firm (all of which such settlement proposals or negotiation materials shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule or precedent). The Independent Accounting Firm shall be authorized to address only the items in dispute and shall not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party. In the absence of fraud or manifest error, the Determination will be conclusive and binding upon Buyer and the Shareholders’ Representative and Buyer and the Shareholders’ Representative will act in accordance with the Determination. The determination of the Independent Accounting Firm shall not be deemed an award subject to review under the Federal Arbitration Act or any other Law. All fees and expenses of the Independent Accounting Firm incurred in connection with any dispute under Section 2.14(d) hereof will be borne proportionally (1) borne by Shareholders’ Representative in the proportion that the aggregate dollar amount of the disputed items submitted to the Independent Accounting Firm pursuant to Section 2.14(d) that are unsuccessfully disputed by Shareholders’ Representative (as finally determined by the Independent Accounting Firm) bears to the aggregate dollar amount of all disputed items submitted to the Independent Accounting Firm pursuant to Section 2.14(d) and (2) borne by Buyer in the proportion that the aggregate dollar amount of the disputed items submitted to the Independent Accounting Firm pursuant to Section 2.14(d) that are unsuccessfully disputed by Buyer (as finally determined by the Independent Accounting Firm) bears to the aggregate dollar amount of all disputed items submitted to the Independent Accounting Firm pursuant to Section 2.14(d).

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“Dissenting Shares” is defined in Section 2.12(a).

“E-mail Accounts” means all existing e-mail accounts used by the Company prior to Closing, including those set forth on Section 1.1(b) of the Company Disclosure Schedules.

“E-mails” means all e-mail correspondence to, from or including any officer, director, consultant, independent contractor or manager of the Company prior to the Closing.

“Effective Time” is defined in Section 2.3(e).

“Emergency Use Authorization” means an authorization to introduce a medicinal product into interstate commerce in the United States pursuant to Section 564 of the United States Federal Food, Drug, and Cosmetic Act.

“Enforceability Exceptions” is defined in Section 4.2.

“Environmental Laws” means all applicable Laws and Permits or binding agreements with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of, or payment for damages to, natural resources, endangered or threatened species, human health or safety (as it relates to human exposure to Hazardous Substances), or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the human exposure to, or the management, containment, handling, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, disposal or remediation of any Hazardous Substances. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

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“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to an entity, any trade or business (whether or not incorporated) under common control with the Company and that, together with the Company, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or pursuant to Section 4001 of ERISA.

“EU Big 4” means Germany, France, Spain and Italy.

“Exercise Price” means with respect to any Company Stock Option the aggregate amount required to be paid by the holder thereof to exercise such Company Stock Option.

“Expense Fund” is defined in Section 2.16.

“Expense Fund Amount” is defined in Section 2.16.

“Exploit” means to make, have made, import, use, sell or offer for sale, including to Develop, Commercialize, Manufacture, register, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, have distributed, promote, market or have sold or otherwise dispose of a product or a process, and “Exploitation” means the act of Exploiting a product or process.

“FDA” means the United States Food & Drug Administration, or any successor agency thereto.

“FDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended.

“Field” means the COVID Field, the IBD Field and the ICI-AC Field.

“Financial Statements” is defined in Section 4.5.

“First Commercial Sale” means, with respect to the U.S. or the E.U., as applicable, and a Product, the first sale of such Product for use or consumption by the general public (and excluding research or educational use, charitable or compassionate use, and indigent care) by a Party or its Affiliate or sublicensee to a Third Party in such country after all Permits required to sell such Product have been obtained in such country.

“First Patient” means the first patient dosed in the applicable Clinical Trial.

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“Fraud” means intentional common law fraud under the laws of the State of Delaware with respect to the representations and warranties set forth in Article 4 or Article 5 of this Agreement. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, constructive fraud, or any torts based on negligence or recklessness

“FWB Background IP” means any and all Know-How or Patents that are (a) related to the Compound in the Field in the Territory, (b) Controlled by the Company or its Affiliates as of the Effective Date or developed independent of this Agreement, and (c) necessary or reasonably useful to Exploit the existing Product in the Field in the Territory.

“FWB Background Patents” means Patents within the FWB Background IP.

“GAAP” is defined in Section 4.5.

“Governmental Entity” means any federal, state, local, or foreign government or any court, administrative, or regulatory agency, department, instrumentality, body, or commission or other governmental authority or agency, domestic or foreign, including the U.S. Internal Revenue Service, the U.S. Department of Health and Human Services, the U.S. Food & Drug Administration, and any applicable state department of health.

“Hazardous Substances” shall mean any pollutant, contaminant, hazardous substance or chemical, toxic, carcinogenic, infectious, radioactive, flammable, ignitable, reactive or corrosive substance, solid, chemical, or hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos or asbestos-containing material, polychlorinated biphenyls, contaminants of emerging concern (including per- and polyfluoroalkyl substances (“PFAS”) and 1,4- dioxane), natural gas (including natural gas liquids, liquefied natural gas or synthetic gas usable as fuel), or any constituent, raw material, product, or by-product of any such substance or waste, the management, use, handling, storage, treatment, or disposal of which is in any way governed by, subject to, or listed in any Environmental Law.

“Holder of Registrable Securities” shall mean a holder of Registrable Securities as of or following the Closing Date.

“IBD Field” means any treatment, prevention or diagnosis of ulcerative colitis, Crohn’s disease, ulcerative proctitis and/or ulcerative proctosigmoiditis.

“ICI-AC” means immune checkpoint inhibitor-associated colitis.

“ICI-AC Field” means (the diagnosis, prevention or treatment of ICI-AC in humans).

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“Indebtedness” in relation to the Company, the aggregate amount owed without duplication in respect of (i) borrowed money, (ii) securitization, factoring or similar arrangements, (iii) interest rate swap, currency swap, forward currency or interest rate contracts or other hedging arrangements, (iv) all guaranties of obligations of others for borrowed money or any other indebtedness, (v) all obligations as an account party in respect of letters of credit, letters of guaranty, bankers’ acceptances, performance bonds, or similar items, in each case solely to the extent drawn or called prior to the Closing, (v) all liabilities arising from cash/book overdrafts, (vi) any accrued but unpaid liabilities of the Company for Taxes, attributable to the taxable period (or portions thereof) ending on or prior to the Closing Date; (vii) obligations evidenced by notes, bonds, debentures or other debt securities, (viii) obligations for the deferred purchase price of goods or services (other than trade payables and accruals incurred in the Ordinary Course of Business), (ix) all accrued and unpaid interest on any of the obligations referred to in the foregoing clauses (i) through (vii) and (x) obligations referred to in the foregoing clauses (i) through (ix) of other persons for the payment of which the Company is responsible as obligor, guarantor, surety or otherwise, including any guarantee of such obligations in relation to the Company.

“Indebtedness Lenders” means the lenders or payees of the Indebtedness.

“Indebtedness Payoff Letter” has the meaning set forth in Section 3.1(e).

“Insurance Policies” is defined in Section 4.18.

“Intellectual Property” means all (i) Patents, (ii) Trademarks, (iii) copyrights, including all copyright registrations and applications, (iv) domain name registrations and (v) trade secrets.

“Invoiced Sales” is defined in the definition of “Net Sales”.

“Judgment” means any judgment, order or decree of a Governmental Entity.

“Know-How” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, discoveries, compounds, compositions, formulations, processes, correspondence, computer programs, documents, apparatus, strategies, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results, regulatory documentation, information and submissions pertaining to, or made in association with, filings with any Governmental Entity or Patent Office, data in written, electronic, oral or other tangible or intangible form, and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, assays and biological methodology, and any inventions, improvements, discoveries, and developments included therein, in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, but excluding in any event any published Patents.

“Law” means all laws (statutory, common, or otherwise), constitutions, rules, codes, regulations, restrictions, ordinances, orders, directives, judgments, injunctions, writs, treaties, and decrees of, or issued by, all Governmental Entities.

“Letter of Transmittal” is defined in Section 2.9(a).

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“Lien” means any charge, claim, community, or other marital property interest, condition, equitable interest, lien, license, assignment, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement, and any other restriction, encumbrance, or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of, any other attribute of ownership or encumbrances of any nature or kind whatsoever.

“LLC Act” means the Delaware Limited Liability Company Act.

“Losses” is defined in Section 6.5(f).

“Manufacture” and “Manufacturing” means any and all activities directed to the formulation development, production, manufacture, processing, filling, finishing, packaging, labeling, shipping, holding and disposing of the Compound or the Products, or any intermediate thereof, including stability testing, quality assurance, and quality control and interacting with Governmental Entities regarding any of the foregoing.

“Material Adverse Effect” means any event, change, occurrence or effect that has a material adverse effect on the financial condition or results of operations of the Company, taken as a whole; provided, however, that none of the following, and no event, change, occurrence or effect arising out of or resulting from the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether there has been or will be a “Material Adverse Effect”: (i) (1) the Company’s or any of its Affiliates’ compliance with the terms and conditions of this Agreement, (2) the failure to take any action that the Company or any of its Affiliates has requested the consent of Buyer to take and with respect to which Buyer did not grant its consent or (3) any other action by the Company or any of its Affiliates (A) contemplated by this Agreement, (B) that Buyer has expressly requested or (C) to which Buyer has consented in writing; (ii) any event, change, occurrence, disruption of, or effect affecting the industry, industry sectors or any geographic markets in which the Company operates generally or the United States or worldwide economy generally or the securities, syndicated loan, credit or other financial markets generally, including changes in interest or exchange rates; (iii) political or regulatory conditions, including the worsening of any existing conditions; (iv) any delay or failure of the Company to obtain Consent from any Governmental Entity for the operation of the Company Business in any geographic area where the Company Business does not operate; (v) any natural or man-made disaster, pandemic, epidemic, disease outbreak (including COVID-19) or any acts of terrorism, sabotage, armed hostilities, military action or war (whether or not declared), or any escalation or worsening thereof, or any other force majeure event, whether or not caused by any person, or any national or international calamity or crisis; (vi) any failure of the Company Business to meet any internal or published forecasts, projections, predictions, guidance, estimates, milestones or budgets (but the underlying reason for the failure to meet such forecasts, projections, predictions, guidance, estimates, milestones or budgets may be considered, except as otherwise provided in this definition); (vii) the negotiation or execution of this Agreement or the announcement or pendency or consummation of the Acquisition or a potential transaction involving the Company, including any litigation or any loss of, threatened loss of, or impact on the relationship of the Company with, any partners, suppliers, regulators, customers, distributors, licensors or licensees; (viii) any acts or omissions of Buyer or any of its Affiliates; (ix) the initiation by any person other than the Company or any of its Affiliates of Actions under Chapter 11 of the U.S. Bankruptcy Code or other similar Laws or any adverse developments related to such Actions; (x) any change or prospective change in Laws or GAAP, IFRS or any other applicable accounting standards in any jurisdiction outside of the United States or the enforcement thereof, (xi) any Pandemic Measures, including any change, effect, event or circumstance with respect to any health condition or Pandemic Measures or any escalation or worsening thereof (including any subsequent waves) or (xii) any determination by, delay of a determination by, the FDA or any other Governmental Entity, or any panel or advisory body empowered or appointed thereby, or any indication that any such entity, panel or body will make any determination or delay in making any determination, with respect to the approvability, labeling, contents of package insert, prescribing information, risk management profile, pre-approval inspection matters or requirements relating to the results of any pre-clinical or clinical testing, in each case or other matters, related to any of the Products; provided, however, that with respect to a matter described in any of clauses (ii), (iii), (v) and (x), such event, change, occurrence or effect may be taken into account in determining whether there has been a Material Adverse Effect only to the extent such event, change, occurrence or effect has a materially disproportionate adverse effect on the financial condition or results of operations of the Company, taken as a whole, relative to other persons operating businesses similar to the Company Business in the geographic areas in which the Company operates the Company Business (and only to the extent of such materially disproportionate adverse effect). Any determination of “Material Adverse Effect” shall exclude the effects of the matters disclosed in the Company Disclosure Schedule, or the Financial Statements.

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“Merger” is defined in the Recitals.

“Merger Consideration” is defined in Section 2.7(a).

“Merger Sub” is defined in the preamble of this Agreement.

 “Milestone Event” is defined in Section 2.14.

“Milestone Payment” is defined in Section 2.14.

“Milestone Payment Cash” is defined in Section 2.14.

“Most Recent Balance Sheet” is defined in Section 4.5.

“Most Recent Balance Sheet Date” is defined in Section 4.5.

“Most Recent Buyer Balance Sheet” is defined in the definition of Buyer Financial Statements.

“Most Recent Buyer Balance Sheet Date” is defined in the definition of Buyer Financial Statements.

“Nasdaq” means the Nasdaq Capital Market or any successor stock exchange operated by The Nasdaq Stock Market LLC or any successor thereto.

“Ordinary Course of Business” means the ordinary course of business of the Company, consistent with past practice, including all reasonable and good faith actions or omissions by the Company in response to COVID-19, Pandemic Measures and applicable Law relating to COVID-19.

“NDA” means a new drug application pursuant to Section 505(b) of the FDCA in conformance with applicable Law, or any foreign equivalent of any such application in any other country filed with a regulatory authority to obtain marketing approval for a pharmaceutical product.

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“Net Sales” means, with respect to any Product, the gross amounts invoiced for sales or other dispositions of such Product (the “Invoiced Sales”) by or on behalf of Buyer or its Affiliates or sublicensees to Third Parties, less the following deductions to the extent included in the gross invoiced sales price for such Product and determined in each case in accordance with GAAP or otherwise directly paid or incurred by Buyer or its Affiliates or sublicensees, as applicable, with respect to the sale or other disposition of such Product:

(a)	normal and customary trade and quantity discounts actually allowed and properly taken directly with respect to sales of such Product;

(b)	credits or allowances given or made for rejection or return of previously sold Products or for retroactive price reductions and billing errors;

(c)

rebates and chargeback payments granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), national, state/provincial, local, and other Government Authorities including, their agencies and purchasers and reimbursers, or to trade customers;

(d)

taxes, duties, or other governmental charges (including any non-recoverable value added or similar tax, but not including any recoverable value added or similar tax or any taxes based on or measured by income) directly levied on or measured by the billing amount for such Product, as adjusted for rebates and refunds;

(e)	amounts repaid or credited by reason of rejections, defects, return goods allowance, recalls or returns, or because of retroactive price reductions, including rebates or wholesaler charge backs;

(f)	the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to such Product;

(g)	gross sales offsets provided to specialty pharmacies, warehousing chains or distributors for their services provided; and

(h)	freight, insurance, and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced.

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Net Sales shall not include transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory, or governmental purposes. Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of Buyer, its Affiliates, or sublicensees, which must be in accordance with GAAP. For purposes of determining Net Sales, a Product will be deemed to be sold when invoiced. A particular deduction may only be accounted for once in the calculation of Net Sales. Net Sales will exclude any samples of a Product transferred or disposed of at no cost, or cost below Buyer’s cost of goods for such Product, for promotional, development, or educational purposes.

In the event a Product is sold as part of a combination product in a country, the Parties will negotiate, reasonably and in good faith, an adjustment to Net Sales with respect to the combination product in such country to account for any value attributable to active ingredients included in the combination product other than the Compound.

For clarity, Net Sales will be calculated on an accrual basis, in a manner consistent with Buyer’s internal accounting policies, as consistently applied. To the extent any accrued amounts used in the calculation of Net Sales are estimates, such estimates shall be trued-up in accordance with Buyer’s internal accounting policies, consistently applied, and Net Sales and related payments under this Agreement shall be reconciled as appropriate.

“Option Cancellation Agreement” is defined in Section 2.9(a).

“Option Consideration” is defined in Section 2.8(a).

“Owned Intellectual Property” means all Intellectual Property that is owned by the Company.

“Pandemic Measures” is defined in the definition of “Buyer Material Adverse Effect”.

“Party” means Buyer, Merger Sub, the Company and the Shareholders’ Representative.

“Patent(s)” means (a) patents, including any utility or design patent, utility models or petty patents; (b) patent applications, including provisionals, non-provisionals, substitutions, divisionals, continuations, continuations in-part or renewals; (c) patents of addition, restorations, extensions, supplementary protection certificates, registration or confirmation patents, patents resulting from post-grant proceedings, re-issues, and re-examinations; (d) other patents or patent applications claiming priority directly or indirectly to: (i) any such specified patent or patent application specified in (a) through (c), or (ii) any patent or patent application from which a patent or patent application specified in (a) through (c) claims direct or indirect priority; (e) inventor’s certificates; (f) other rights issued from a Governmental Entity similar to any of the foregoing specified in (a) through (e); and (g) in each of (a) through (f), whether such patent, patent application or other right arises in the U.S. or any other jurisdiction in the world.

“Paying Agent” means PNC Bank, National Association.

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“Permit” means any permit, license, franchise, approval or authorization from any Governmental Entity.

“Permitted Liens” means (i) such Liens as are set forth on Section 1.1(c) of the Company Disclosure Schedule, (ii) Liens for Taxes and other governmental charges that are not yet due, or that the taxpayer is contesting in good faith, in each case to the extent adequate reserves for such Taxes and other governmental charges have been established in accordance with GAAP, (iii) Liens disclosed in the Financial Statements or the notes thereto or securing liabilities reflected in the Financial Statements or the notes thereto or in the Closing Statement, (iv) restrictions under licenses, Permits or occupancy agreements to which the Company is a party, (v) rights or interests of a licensor or licensee (or sublicensor or sublicensee) or a party to a covenant not to sue or non-assertion or similar agreement evident from the face of a license (or sublicense or other agreement), (vi) Liens that will be released prior to or at the Closing and (vii) other imperfections of title, licenses or Liens, if any, that do not materially impair the continued use and operation of the assets to which they relate in the conduct of the Company Business.

“Person” means an individual, corporation, company, partnership, limited liability company, joint venture, association, trust, business trust, Governmental Entity, unincorporated organization, a division or operating group of any of the foregoing or any other entity or organization.

“Personal Information” means information (i) that identifies an individual or (ii) in combination with other information in the Company’s possession or under its control, identifies an individual.

 “Phase 2 Clinical Trial” means a study in humans involving a Product that is described as a phase 2 Clinical Trial in its protocol, or that otherwise would satisfy the requirements of 21 C.F.R. § 312.21(b) or foreign counterparts, as may be conducted anywhere in the world.

“Phase 3 Clinical Trial” means a study in humans involving a Product that is described as a phase 3 Clinical Trial in its protocol or that otherwise would satisfy the requirements of 21 C.F.R. §312.21(c) or foreign counterparts, as may be conducted anywhere in the world.

“Privacy and Security Laws” means all applicable federal, state, and local privacy, data security and data protection Laws concerning the processing of Personal Information.

“Product” means any product that contains as an active ingredient (alone or with other active ingredients) a Compound, regardless of form, presentation, formulation and dosage form.

“Prospectus” is defined in Section 6.5(b)).

“R&W Insurance Policy” shall mean that certain insurance policy, to be issued by the R&W Insurer and to be bound as provided in Section 6.9.

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“R&W Insurer” shall mean Ambridge Partners LLC.

“R&W Policy Premium” means the fees, costs and expenses to be incurred by Buyer in connection with the R&W Insurance Policy.

“Registrable Securities” means the shares of Buyer Common Stock issued in connection with the Closing pursuant to this Agreement as part of the Stock Consideration; provided, however, that shares of Buyer Common Stock shall cease to be Registrable Securities hereunder if and when (i) such Registrable Securities have been sold, transferred or otherwise disposed of pursuant to an effective registration statement registering such Registrable Securities (or the resale thereof) under the Securities Act, (ii) such Registrable Securities have been sold, transferred or otherwise disposed of pursuant to Rule 144 of the Securities Act (“Rule 144”) or (iii) with respect to the Registrable Securities held by a particular non-affiliate Company Shareholder, such Company Shareholder has held such Registrable Securities for at least one year and holds a number of Registrable Securities less than the number of shares of Buyer Common Stock issuable upon a conversion of Buyer Common Stock that can be sold by such Company Stockholder in a single 90-day period pursuant to Rule 144 (including Rule 144(e)).

“Registration Statement” is defined in Section 6.5(b).

“Registrational Trial” means a study in humans involving a Product that is designed to meet the requirements (relating to safety and efficacy) for marketing approval, clearance, or authorization of a Product by any Governmental Entity, or is otherwise intended to be relied on by any such Governmental Entity for such marketing approval, clearance, or authorization. For clarity, all Phase 3 Clinical Trials are Registrational Trials, though a study does not have to be a Phase 3 Clinical Trial in order to be a Registrational Trial.

“Release” shall mean any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Representative Losses” is defined in Section 2.10(c).

“Representatives” means, with respect to a Person, such Person’s legal, financial, accounting and other advisors and representatives.

“RSU Agreements” means those certain agreements set forth on Section 1.1(d) of the Company Disclosure Schedules.

“RSU Holders” means those Persons set forth on Section 1.1(e) of the Company Disclosure Schedules.

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“Schedule I” means a statement delivered to Buyer prior to the date hereof, with the following information:

(i) the name and email address of each Seller;

(ii) with respect to each Seller that is a Company Shareholder, the number of shares of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock held by such Seller;

(iii) with respect to each Seller that is a Company Optionholder, the number of Company Stock Options held by such Seller and the Exercise Price for each such Company Stock Option; and

(iv) with the respect to each Seller, such Seller’s applicable portion of the Up-Front Payment, the Second Payment, the Third Payment, the Milestone Payments, if any, the Expense Fund, if and when distributed, the Stock Consideration and the Company IP Revenue, to which such Seller is entitled pursuant to this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Second Payment” means $8,000,000.

“Securities Act” means the Securities Act of 1933.

“Seller Group” is defined in Section 8.14.

“Sellers” means the RSU Holders, Company Optionholders and Company Shareholders who are entitled to receive the Merger Consideration or Option Consideration in respect of the shares of Company Common Stock or Company Preferred Stock or Company Stock Options or to its RSU Agreements, as applicable, such Seller held prior to the Effective Time; provided, however, that neither Buyer nor any Subsidiary or Affiliate of Buyer shall be considered a Seller.

“Selling Holder Questionnaire” means a selling holder questionnaire in the form attached hereto as Exhibit C.

“Shareholders’ Representative” is defined in Section 2.10(a).

“Shareholders’ Representative Engagement Agreement” is defined in Section 2.10(c).

“Shareholders’ Representative Group” is defined in Section 2.10(c).

“Standstill Period” means the period ending on December 31, 2021.

“Stock Consideration” means the aggregate number of shares of Buyer Common Stock to be issued to each Seller in connection with the Merger, which shall equal 624,025. For the avoidance of doubt, the Stock Consideration takes into account the 10-for-1 reverse stock split that is effective as of 12:01 AM Eastern Time on September 13, 2021.

“Subsidiary” means, with respect to any Person, (i) any corporation more than 50% of whose stock of any class or classes is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a 50% equity interest.

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“Successful Completion” means the completion of dosing and examination specified in the Clinical Trial protocol for purposes of collection of data for the primary endpoint(s) in a sufficient number of patients such that the pre-specified statistical analysis plan can be applied. For avoidance of doubt, Successful Completion includes Clinical Trials that complete per protocol but do not meet one or more primary endpoints, and Clinical Trials that are terminated earlier than contemplated by the applicable protocol due to clear demonstration of benefit.

“Surviving Company” is defined in Section 2.1.

“Tax” means (i) all forms of taxation imposed by any federal, state, provincial, local, foreign or other Taxing Authority, including income, franchise, property, sales, goods and services or harmonized sales taxes, use, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, recapture, withholding, health and other taxes of any kind, including any interest, penalties and additions thereto, (ii) any liability for the payment of any amount of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (iii) any liability for the payment of any amount of the type described in clauses (i) or (ii) as a result of being a transferee or successor to any Person or as a result of any express or implied obligation to indemnify any other Person, whether by Contract or applicable Law. For the avoidance of doubt, “Tax” or “Taxes” shall not include any anti-dumping, countervailing or other customs duties, tariffs or charges.

“Tax Law” means all currently applicable Laws relating to or regulating the assessment, determination, reporting, withholding, collection or imposition of Taxes.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including any amendment made with respect thereto.

“Taxing Authority” means any Governmental Entity, any subdivision, agency, commission or authority thereof or any quasi-governmental body authorized to administer or collect Taxes.

“Territory” means the world.

“Third Party” means any Person other than the Company, Sellers, Merger Sub, Buyer, Shareholders’ Representative and their respective Affiliates and successors and permitted assigns.

“Third Payment” means $7,000,000.

“Trademark(s)” mean(s) any trademark, trade dress, service mark, trade name, logo or other business symbol that is an indicia of source or origin, whether or not registered, all registrations and applications therefor, and all goodwill associated therewith and symbolized thereby.

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“Transaction Documents” means this Agreement and all the other agreements, certificates, instruments, and other documents to be executed or delivered pursuant to or in connection with this Agreement and the Transactions.

“Transaction Expenses” means, without duplication (i) any sale, change-in-control, retention, or similar bonuses or payments to any current or former director, manager, officer, contractor, or consultant of the Company as a result of, triggered by, or otherwise in connection with the consummation of the transactions contemplated hereby, except with respect to the RSU Holders, (ii) any fees, costs, expenses and other amounts incurred or otherwise payable by the Company (on behalf of itself, Sellers or any of their respective Affiliates) arising from or incurred in connection with this Agreement, the transactions contemplated hereby, any alternatives thereto and the negotiation thereof, including legal, accounting, investment banking and other professional advisors’, independent contractors’ and agents’ fees and expenses, and any and all fees of the Paying Agent, in each case to the extent such fees, expenses and other amounts are unpaid immediately prior to the Closing, but expressly excluding any fees or expenses incurred by or at the express direction of Buyer or any of its Affiliates (including to the extent incurred by or at the express direction of Buyer or any of its Affiliates in connection with the transactions contemplated hereby or otherwise for the purpose of obtaining any Third Party consents), (iii) $50,000 of the R&W Policy Premium, and (iv) fifty percent (50%) of the D&O Tail Premium.

“Transactions” means the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“U.S.” means the United States of America, its territories and possessions, including Puerto Rico.

“Up-Front Payment” means (i) $3,035,026.88 in cash, plus (ii) the Closing Cash and Cash Equivalents, minus (iii) any Closing Indebtedness solely to the extent not discharged directly by the Company at the Closing pursuant to Section 2.3(d)(ii), (iv) minus the Transaction Expenses, minus (v) the Expense Fund Amount.

“Update Report” is defined in Section 2.14(d).

“Interpretation” The titles and headings to Sections herein and to the Exhibits and Schedules hereto are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted. The words “include”, “includes”, “included”, “including” and “such as” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation”. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms, have correlative meanings when used herein in their plural or singular forms, respectively. All references herein to a Section, Article, Exhibit or Schedule are to a Section, Article, Exhibit or Schedule of or to this Agreement, unless otherwise indicated.

Section 1.2. Made Available. A document or information shall be deemed to have been “made available” if such document or information was in the electronic data room maintained by the Company in connection with the transactions contemplated by this Agreement no later than one (1) Business Day prior to the date hereof.

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ARTICLE 2

THE MERGER

Section 2.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company (the “Surviving Company”) and a wholly owned Subsidiary of Buyer.

Section 2.2. Closing. The closing of the Merger (the “Closing”) shall take place remotely via the electronic exchange of documents, instruments and signature pages on the date hereof.

Section 2.3. Actions in Connection with the Closing.

(a) At the Closing, the Company shall deliver to Buyer and the Shareholders’ Representative a certificate, executed by its chief executive officer of the Company on behalf of the Company, certifying that Schedule I is complete and correct in all material respects.

(b) At the Closing, the Company shall deliver to Buyer each of the certificates, instruments and other documents referred to in Section 3.1.

(c) At the Closing, Buyer shall deliver or cause to be delivered (i) to Paying Agent (for the benefit of the Sellers), subject to the payment and exchange procedures set forth in Section 2.9 and Section 2.8, as applicable, the aggregate amount of cash set forth opposite each such Seller’s name on Schedule I (it being acknowledged and agreed for all purposes that the Company shall deliver to the Paying Agent at the Closing the Closing Cash and Cash Equivalents of the Company on behalf of Buyer in partial satisfaction of the foregoing obligation), (ii) to each Seller, the number of shares set forth opposite its name in the Schedule I; (iii) to the Shareholders’ Representative, the Expense Fund Amount and (iv) to each Person set forth on the Closing Statement under “Transaction Expenses,” an amount in cash equal to the Transaction Expenses set forth opposite such Person’s name.

(d) At the Closing, the Company shall deliver or cause to be delivered (i) to Paying Agent the Closing Cash and Cash Equivalents and (ii) to each holder of Closing Indebtedness set forth on the Closing Statement, an amount in cash equal to the Closing Indebtedness held by such person as set forth on the Closing Statement.

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(e) At the Closing, the Parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) in substantially the form of Exhibit D attached hereto and executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such subsequent date and time as the Company and Merger Sub shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

Section 2.4. Effects of the Merger. The Merger shall have the effect set forth in this Agreement and the applicable provisions of the DGCL.

Section 2.5. Bylaws. At the Effective Time, the Bylaws of the Surviving Company shall be amended and restated to be in the form attached hereto as Exhibit E.

Section 2.6. Up-Front Payment. Prior to the Closing, the Company shall deliver to Buyer (a) a statement (the “Closing Statement”), in form and substance reasonably satisfactory to Buyer, setting forth its good faith estimate of (i) the amount of the Closing Cash and Cash Equivalents, (ii) the amount of the Closing Indebtedness and (iii) the amount of the Closing Transaction Expenses, in each case, together with reasonably detailed supporting calculations and documentation for such estimates and, based thereon, its calculation of the Up-Front Payment, together with payment instructions for each of the payments to be made by Buyer at the Closing and (b) Schedule I.

Section 2.7. Conversion of Capital Stock.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Company, Merger Sub or any Company Shareholder:

(i) each issued and outstanding share of common stock, par value $0.0001 per share, of Merger Sub shall be converted into and shall become one fully paid and nonassessable share of Company Common Stock upon the consummation of the Merger;

(ii) each share of Company Common Stock that is held by the Company as treasury stock or owned by the Company or owned by Buyer or any Subsidiary or Affiliate of Buyer shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor;

(iii) subject to Section 2.9, each share of Company Common Stock and Company Preferred Stock, including shares of Company Series A Preferred Stock and Company Series B Preferred Stock, that is then outstanding (other than the Dissenting Shares) shall be converted into the right to receive the amounts as set forth on Schedule I opposite such Company Shareholder’s name in respect of such Company Shareholder’s applicable portion of the Up-Front Payment, the Second Payment, the Third Payment, the Milestone Payments, if any, the Expense Fund, if and when distributed, the Stock Consideration and the Company IP Revenue (collectively, the “Merger Consideration”).

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(b) The shares of Company Common Stock and Company Preferred Stock converted into the right to the Merger Consideration in accordance with this Section 2.7 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.

Section 2.8. Company Stock Options.

(a) As of the Effective Time, each Company Optionholder shall cease to have any rights with respect thereto, and shall, in exchange therefor, have the right to receive the amounts as set forth on Schedule I opposite such Company Optionholder’s name in respect of such Company Optionholder’s applicable portion of the Up-Front Payment, the Second Payment, Third Payment, the Milestone Payments, if any, the Expense Fund, if and when distributed, the Stock Consideration and the Company IP Revenue (collectively, the “Option Consideration”);

(b) The board of directors of the Company shall take all action necessary under the Company Plan so that immediately prior to the Effective Time, each issued and outstanding Company Stock Option (whether or not vested or exercisable, or whether or not out-of-the-money) shall automatically be deemed exercisable or otherwise fully vested and all issued and outstanding Company Stock Options shall automatically be cancelled and retired and the Company Plan shall be terminated, in each case as of immediately prior to the Effective Time by virtue of the Merger.

Section 2.9. Stock Payment and Buyer Common Stock.

(a) As soon as practicable after the Effective Time, but no later than two (2) Business Days after the Effective Time, Buyer shall provide to (x) each Company Shareholder a letter of transmittal in substantially the form attached as Exhibit F hereto (a “Letter of Transmittal”), which shall include instructions for effecting the surrender of their Company Capital Stock in exchange for the Merger Consideration to be paid in accordance with Section 2.7(a) with respect to each of the shares of Company Capital Stock represented thereby and (y) each Company Optionholder an option cancellation agreement in substantially the form attached as Exhibit G hereto (a “Option Cancellation Agreement”), which shall include instructions for receiving the Option Consideration to be paid in accordance with Section 2.8(a) with respect to each Company Stock Option.

(b) After the Effective Time and no later than three (3) Business Days after delivery of a Letter of Transmittal duly executed and completed in accordance with the instructions thereto, a properly executed IRS Form W-9 or applicable IRS Form W-8, if applicable, from such holder in form and substance acceptable to Buyer, Paying Agent shall pay to the Company Shareholder (by check in accordance with the instructions set forth in the completed Letter of Transmittal), the aggregate amount of Up-Front Payment to which such holder is entitled pursuant to Section 2.7(a)(iii) with respect to the shares of Company Common Stock or Company Preferred Stock held by such Company Shareholder, which aggregate amount shall be rounded up to the nearest $0.01 and without any interest thereon, and the Buyer shall issue to such Company Shareholder the aggregate number of shares of Buyer Common Stock comprising the aggregate Stock Consideration to which such holder is entitled pursuant to Section 2.7(a)(iii) with respect to the shares of Company Common Stock or Company Preferred Stock held by such Company Shareholder, which aggregate number of shares of Buyer Common Stock shall be rounded up to the nearest whole share (no fractional shares of Buyer Common Stock shall be issued); provided, however, that Buyer shall substitute cash for shares of Buyer Common Stock (based on the Buyer Stock Price) in the event Buyer determines in its sole discretion that is has not received evidence reasonably satisfactory to it that a Company Shareholder is (or remains) an “accredited investor” as defined in Rule 501(a) under the Securities Act.

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(c) After the Effective Time and no later than three (3) Business Days after delivery of the Option Cancellation Agreement and a properly executed IRS Form W-9 or applicable IRS Form W-8, if applicable, from such holder in form and substance acceptable to Buyer, the Paying Agent shall pay to the Company Optionholder, the aggregate amount of Up-Front Payment to which such holder is entitled pursuant to Section 2.8(a) with respect to the Company Stock Options, which aggregate amount shall be rounded up to the nearest $0.01 and without any interest thereon, and Buyer shall issue to such Company Optionholder the aggregate number of shares of Buyer Common Stock comprising the aggregate Stock Consideration to which such Company Optionholder is entitled pursuant to Section 2.8(a) with respect to the Company Stock Options, which aggregate number of shares of Buyer Common Stock shall be rounded up to the nearest whole share (no fractional shares of Buyer Common Stock shall be issued); provided, however, that Buyer shall substitute cash for shares of Buyer Common Stock (based on the Buyer Stock Price) in the event Buyer determines in its sole discretion that is has not received evidence reasonably satisfactory to it that a Company Optionholder is (or remains) an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(d) After the Effective Time and no later than three (3) Business Days after delivery of a properly executed IRS Form W-9 or applicable IRS Form W-8, if applicable, in form and substance acceptable to Buyer, the Paying Agent shall pay to all RSU Holders the aggregate amount of Up-Front Payment to which such holder is entitled to as set forth on Schedule I, and Buyer shall issue to such RSU Holder the aggregate number of shares of Buyer Common Stock comprising the aggregate Stock Consideration to which such RSU Holder is entitled to as set forth on Schedule I, which aggregate number of shares of Buyer Common Stock shall be rounded up to the nearest whole share (no fractional shares of Buyer Common Stock shall be issued); provided, however, that Buyer shall substitute cash for shares of Buyer Common Stock (based on the Buyer Stock Price) in the event Buyer determines in its sole discretion that is has not received evidence reasonably satisfactory to it that a RSU Holder is (or remains) an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(e) All shares of Buyer Common Stock issued to the Sellers hereunder shall be uncertificated and shall be recorded in book entry form in Buyer’s electronic stock ledger.

(f) Subject to the terms and conditions of this Agreement, Buyer and the Surviving Company shall be permitted to rely, without further inquiry, on Schedule I in making any payments to the Sellers under this Agreement.

Section 2.10. Shareholders’ Representative.

(a) By approving the Merger or by delivering a duly executed Letter of Transmittal to Buyer in exchange for the Merger Consideration to be paid in accordance with Section 2.7(a) or by delivering a duly executed Option Cancellation Agreement to Buyer in exchange for the Option Consideration to be paid in accordance with Section 2.8(a), as applicable, each Seller irrevocably approves the constitution and appointment of, and hereby irrevocably constitutes and appoints Fortis Advisors LLC as the sole, exclusive, true and lawful agent, representative and attorney-in-fact of all Sellers and each of them (the “Shareholders’ Representative”) with respect to any and all matters relating to, arising out of, or in connection with, this Agreement, including for purposes of taking any action or omitting to take any action on behalf of the Sellers hereunder to:

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(i) act for the Sellers with regard to all matters pertaining to indemnification under this Agreement, including the power to defend, compromise, or settle any claims and to otherwise prosecute or pursue any litigation claims;

(ii) execute and deliver all amendments, waivers, Transaction Documents, certificates and documents that the Shareholders’ Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(iii) do or refrain from doing any further act or deed on behalf of the Sellers that the Shareholders’ Representative deems necessary or appropriate in its discretion relating to the subject matter of this Agreement or the Shareholders’ Representative Engagement Agreement as fully and completely as the Sellers could do if personally present;

(iv) give or receive notices to be given or received by the Sellers under this Agreement; and

(v) receive service of process in connection with any claims under this Agreement.

Notwithstanding the foregoing, the Shareholders’ Representative shall have no obligation to act on behalf of the Sellers, except as expressly provided herein and in the Shareholders’ Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Shareholders’ Representative in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedule. All actions, notices, communications and determinations by or on behalf of the Sellers in connection with this Agreement shall be given or made by the Shareholders’ Representative and all such actions, notices, communications and determinations by the Shareholders’ Representative shall conclusively be deemed to have been authorized by, and shall be binding upon, any of and all Sellers and such Seller’s successors as if expressly confirmed and ratified in writing by such Seller, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.

(b) Such appointment of the Shareholders’ Representative may be changed, and the Shareholders’ Representative may be replaced, by the number of Sellers who represented the majority of the right to vote immediately prior to the Merger. Notwithstanding the foregoing, the Shareholders’ Representative may resign at any time by providing written notice of intent to resign to Sellers, which resignation shall be effective upon the earlier of (i) 30 days following delivery of such written notice or (ii) the appointment of a successor by the number of Sellers who represented the majority of the right to vote immediately prior to the Merger. The immunities and rights to indemnification shall survive the resignation or removal of the Shareholders’ Representative or any member of the Advisory Group and the Closing or any termination of this Agreement a. No bond shall be required of the Shareholders’ Representative.

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(c) Certain Sellers have entered into an engagement agreement (the “Shareholders’ Representative Engagement Agreement”) with the Shareholders’ Representative to provide direction to the Shareholders’ Representative in connection with its services under this Agreement and the Shareholders’ Representative Engagement Agreement (such Sellers, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Shareholders’ Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group in its capacity as such (collectively, the “Shareholders’ Representative Group”) shall be liable for any act done or omitted hereunder or under the Shareholders’ Representative Engagement Agreement as Shareholders’ Representative while acting in good faith, even if such act or omission constitutes negligence on the part of such Shareholders’ Representative. The Shareholders’ Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. The Shareholders’ Representative may engage attorneys, accountants and other professionals and experts. The Shareholders’ Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Shareholders’ Representative based on such reliance shall be deemed conclusively to have been taken in good faith. Sellers shall indemnify and defend the Shareholders’ Representative Group and hold the Shareholders’ Representative Group harmless against any Loss, fee, judgment, claim, damage, liability, cost, expense (including costs incurred in connection with seeking recovery from insurers), fine or amounts paid in settlement incurred on the part of the Shareholders’ Representative (so long as the Shareholders’ Representative was acting in good faith in connection therewith) and arising out of or in connection with the acceptance or administration of the Shareholders’ Representative’s duties hereunder or under the Shareholders’ Representative Engagement Agreement including the reasonable fees and expenses of any legal counsel or other skilled professionals retained by the Shareholders’ Representative and fees incurred in connection with seeking recovery from insurers (collectively, the “Shareholders’ Representative Expenses”). Such Shareholders’ Representative Expenses may be recovered first, from the Expense Fund, second, directly from Sellers , and third, from any Milestone Payments at the time such amounts become payable to the Sellers. The Sellers acknowledge that the Shareholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement and the Shareholders’ Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Shareholders’ Representative shall not be required to take any action unless the Shareholders’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Shareholders’ Representative against the costs, expenses and liabilities which may be incurred by the Shareholders’ Representative in performing such actions.

(d) Buyer shall be entitled to rely on the authority of the Shareholders’ Representative (as evidenced by an instrument in writing signed by the Shareholders’ Representative) as the agent, representative and attorney-in-fact of the Sellers for all purposes under this Agreement and shall have no liability for any such reliance. No Seller may revoke the authority of the Shareholders’ Representative. By approving the Merger or by delivering a duly executed Letter of Transmittal to Buyer in exchange for the Merger Consideration to be paid in accordance with Section 2.7(a) or the Option Consideration to be paid in accordance with Section 2.8(a), each Seller hereby ratifies and confirms, and hereby agrees to ratify and confirm, any action taken by the Shareholders’ Representative in the exercise of the power-of-attorney granted to the Shareholders’ Representative pursuant to this Section 2.10. The powers, immunities and rights to indemnification granted to the Shareholders’ Representative Group hereunder are coupled with an interest and shall be irrevocable and shall survive the death, incapacity, bankruptcy, liquidation or incompetence of such Seller.

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(e) The Shareholders’ Representative shall be entitled to: (i) rely upon Schedule I, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Seller or other party.

Section 2.11. Close of Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Capital Stock on the records of the Company. From and after the Effective Time, no shares of Company Capital Stock shall be deemed to be outstanding, and the holders of shares of Company Capital Stock immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided herein or by applicable Law.

Section 2.12. Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger, consented thereto in writing or otherwise contractually waived its rights to appraisal and who has exercised and perfected appraisal rights for such shares in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost such appraisal rights (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to consideration for Company Capital Stock set forth in Section 2.7, if any, and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL.

(b) At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the appraised value of such shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the provisions of Section 2.12(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights and dissenters rights under Section 262 of the DGCL, or a court of competent jurisdiction shall determine that such holder is not entitled to relief provided under Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares of Company Capital Stock shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock set forth in Section 2.7, if any, without interest, following surrender of the certificate representing such shares in the manner provided in Section 2.9 or, in the case of a lost, stolen, mutilated, defaced or destroyed certificate, upon delivery of the documents, if required, described in Section 2.9. The Company shall give Buyer prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments served pursuant to the DGCL and received by the Company, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer which shall be not unreasonably withheld, delayed or conditioned, voluntarily make any payment with respect to any demand for appraisal or settle or offer to settle any such demand.

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Section 2.13. Restriction on Transfer. After the Closing, no Seller may sell, exchange, transfer, assign or otherwise dispose of his, her or its right to receive any portion of the Merger Consideration or Option Consideration, as applicable, that becomes due and payable in accordance with this Agreement, other than a transfer (a) upon death by will or intestacy, (b) by instrument to an inter vivos or testamentary trust in which such right is to be passed to beneficiaries upon the death of the trustee, (c) pursuant to a court order, (d) if the Seller is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable, or (e) by operation of Law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity. The Shareholders’ Representative shall notify Buyer promptly in writing upon becoming aware of any such transfer, assignment or other disposition by a Seller. Any transfer, assignment or other disposition in violation of this Section 2.13 shall be null and void and shall not be recognized by Buyer or the Surviving Company.

Section 2.14. Milestone Payments.

(a) Within five (5) days following the first achievement of each of the milestone events described in the following table (each, “Milestone Event”), Buyer shall notify the Shareholders’ Representative in accordance with Section 8.1 that such Milestone Event has been achieved. Buyer shall, following the delivery of such notice and in any event within ninety (90) days following the achievement of a Milestone Event in either the COVID Field and ICI-AC Field and within forty-five (45) days following the achievement of a Milestone Event in the IBD Field, pay or cause to be paid in cash to the Paying Agent (for the benefit of the Sellers) the applicable milestone payment listed in the applicable row for such Milestone Event (“Milestone Payment”) in accordance with Section 2.14, provided however with respect to the IBD Field Milestone Event, the Buyer shall have the option in its sole and full discretion to pay up to 25% of each such applicable Milestone Payment in the form of Buyer Common Stock; in each such event, within five (5) Business Days following the achievement of an IBD Field Milestone Event, Buyer shall notify the Shareholders’ Representative in accordance with Section 8.1 that such IBD Field Milestone Event has been achieved, and the number of shares of Buyer Common Stock being issued and the Buyer Milestone Stock Price and shall issue the Buyer Common Stock to the Sellers in accordance with Schedule I within forty-five (45) days following the achievement of the applicable Milestone Event in the IBD Field.

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#	Milestone Event	Milestone Payment
COVID FIELD
1.	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]
4.	[***]	[***]
5.	[***]	[***]
6.	[***]	[***]
ICI-AC FIELD
7.	[***]	[***]
8.	[***]	[***]
9.	[***]	[***]
10.	[***]	[***]
11.	[***]	[***]
12.	Upon First Commercial Sale in the US or EU(or EU Big 4 + UK) of a Product for the ICI-AC Field	[***]
IBD FIELD
13.	[***]	[***]
14.	[***]	[***]
15.	[***]	[***]
16.	[***]	[***]
17.	[***]	[***]
18.	[***]	[***]
19.	[***]	[***]
20.	[***]	[***]
21.	[***]	[***]
22.	[***]	[***]
23.	[***]	[***]

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24.	[***]	[***]
25.	[***]	[***]
26.	[***]	[***]
27.	[***]	[***]
28.	[***]	[***]
29.	[***]	[***]
30.	[***]	[***]
Net Sales
31.	[***]	[***]

(b)

(i) Each of the Milestone Payments set forth above shall be payable only one (1) time upon first achievement of the associated Milestone Event.

(ii) For clarity, a single Product may be eligible to achieve Milestone Events in multiple Fields; provided, that the characteristics of such Product meet the applicable definitions set forth herein.

(iii) If any prior Milestone Event(s) in a given Field with respect to a Product has or have not yet been achieved and a later Milestone Event is achieved in Section 2.14(a), then all such prior Milestone Event(s) in such Field with respect to such Product shall be deemed to have been achieved concurrently with such later Milestone Event; ; provided, however, that notwithstanding anything to the contrary: (A) in the event that Milestone Event #3 in the COVID Field is achieved prior to the achievement of either Milestone Events #1 or Milestone Event #2 in the COVID Field, none of the Milestone Payments for such prior Milestone Events shall be payable unless and until the earlier of (1) the actual achievement of such Milestone Event, or (2) the achievement of Milestone Event #4 in the COVID Field, and in the case of (1), such prior Milestone Events shall be due and payable forty-five (45) days after the payment due date for Milestone Event #4 and (B) in the event Milestone Event #3 in the COVID Field is not achieved, then no payment for such Milestone Event shall be due whether or not a subsequent Milestone Event in the COVID Field is achieved (and, for clarity, the due date for the payment of Milestone #4 in the COVID Field shall remain unchanged).

(iv) For purposes of Milestone Events #13 – 18, Milestone Events #19 – 24 and Milestone Events #25 – 30, a Product is considered distinct from another Product or a different indication (so as to trigger the second set or third set of milestones, if applicable) if it has (a) a different indication, including a different label indication, (b) a different route of administration or (c) at least one different active ingredient in the IBD Field.  Two Products that differ solely  in the dosage strength or formulation will not count as a separate Product that triggers a separate Milestone Event in the IBD Field.

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(v) Exhibit H hereto contains example applications of this Section 2.14(a).

(c) Payment Procedures.

(i) Subject to this Section 2.14(b), (1) each of the Milestone Payments shall become payable upon the occurrence of the associated Milestone Event, irrespective of the order in which the Milestone Events are achieved relative to each other and (2) if multiple Milestone Events are achieved simultaneously, Buyer may aggregate the related Milestone Payments into a single Milestone Payment.

(ii) As promptly as practicable, and in any event no later than three (3) Business Days, after it receives any Milestone Notice, the Shareholders’ Representative shall deliver to Buyer and the Paying Agent an updated Schedule I together with a written notice (an “Allocation Notice”) that sets forth its calculations of the aggregate amount of cash to be paid to the Sellers with respect to the relevant Milestone Payment (the “Milestone Payment Cash”).

(iii) Following its receipt of an updated Schedule I and an Allocation Notice, and subject to the timely delivery of such updated Schedule I and Allocation Notice in accordance with Section 2.14(b)(ii) within the applicable time period for the payment of the relevant Milestone Payment specified in Section 2.14(a), Buyer shall pay or cause to be paid, by wire transfer of immediately available funds, the Milestone Payment Cash to the Paying Agent for the benefit of the Sellers and, solely with respect to the IBD Field Milestone Event, if the Buyer has elected to make a portion of such Milestone Payment in Buyer Common Stock, the Buyer shall issue to each Seller its portion of such Buyer Common Stock as set forth on Schedule I.

(iv) As promptly as practicable following the payments and deliveries described in Section 2.14(b)(iii), the Shareholders’ Representative shall instruct the Paying Agent to pay to each Seller such Seller’s portion of the applicable Milestone Payment (in accordance with the Schedule I by wire transfer of immediately available funds (or by check, as reasonably directed by such Seller). The right of any Seller to receive his, her or its applicable portion of a Milestone Payment pursuant to this Section 2.14(b) (A) shall not be evidenced by any form of certificate or instrument; (B) does not give such Seller dividend rights, voting rights, liquidation rights, preemptive rights or other equity or ownership rights of holders of Capital Stock of the Surviving Company following the Closing; (C) shall not accrue interest on any portion thereof; (D) does not represent any right other than the right to receive the consideration set forth in this Section 2.14 in accordance with Section 2.7 or Section 2.8, as applicable; and (E) shall not be assignable or transferable without Buyer’s written consent (not to be unreasonably withheld, delayed or conditioned) except by will, the applicable Laws of intestacy or other operation of applicable Law, and except as part of a distribution by such Seller to its stockholders, partners, members or other equityholders.

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(v) For purposes of calculating any Milestone Payment payable to Sellers, the amount of the applicable Milestone Payment shall be reduced by any amounts payable or due to the Shareholders’ Representative or to the Paying Agent that are payable in connection with such Milestone Payment (calculated without duplication of any such expenses previously paid or deducted in determining the Up-Front Payment or any prior Milestone Payment).

(vi) All amounts payable pursuant to this Section 2.14 shall, to the extent permitted by Law, shall be treated by the Parties for Tax purposes as adjustments to the Merger Consideration and Option Consideration.

(vii) The Parties agree that any Milestone Payments payable with respect to Company Stock Options will be treated and reported for all Tax purposes as being subject to a substantial risk of forfeiture within the meaning of Treasury Regulations Section 1.409A-1(b)(4) until such amounts become due payable under this Agreement, and shall be paid to holders of Company Stock Options entitled to such payments within the short-term deferral period within the meaning of Treasury Regulations Section 1.409A-1(b)(4).

(viii) Any Milestone Payments that are not timely paid to the Paying Agent in accordance with Section 2.14 shall be paid together with interest thereon at the rate of eight (8) percent per annum (but with interest accruing on a daily basis), from the date on which such Milestone Payment was originally due until the date of payment.

(d) Covenants. From the Closing Date and for so long as the Milestone Payments may become payable, Buyer covenants and agrees that it will, itself or through the Surviving Company, the Subsidiaries or another Affiliate of Buyer, (1) act in good faith and use Commercially Reasonable Efforts to (A) develop and commercialize worldwide with respect to at least one Product in each of the COVID Field, ICI-AC Field and the IBD Field, and (B) achieve the Milestone Events with respect to at least one Product in each of the COVID Field, the ICI-AC Field and the IBD Field and (2) not, and shall cause the Surviving Company, the Subsidiaries or another controlled Affiliate of Buyer to not, take any action, the primary intent of which is to avoid achievement of any Milestone Event or to obtain a reduction of the payment for a given Milestone Event. Subject to the foregoing, Sellers acknowledge and agree that Buyer, the Subsidiaries and all other Affiliates of Buyer (including the Surviving Company) shall, as of immediately after the Closing, (A) have sole discretion with regard to all matters of any nature relating to the control and operation of the Buyer, its Affiliates (including the Surviving Company) and the Subsidiaries, (B) have the unrestricted right to make use of all of the assets of the Surviving Company in any manner they deem commercially appropriate and have sole discretion regarding all decisions of any nature with respect to the Milestones (including all operational and tactical matters), (C) and be free to continue to offer, develop or acquire competing or substitute products with those of the Surviving Company. “Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended, or considerations to be undertaken, by Buyer with respect to the development and commercialization of a Product, the level of sustained and diligent efforts of, and using the level of resources commonly dedicated by, a similarly situated biopharmaceutical company in the development, manufacture, and commercialization of a pharmaceutical product of its own discovery, which is at a similar stage of research, development, and commercialization, is in a similar therapeutic and disease area, and is of similar market potential, taking into account such Product’s: (i) profile of efficacy and safety; (ii) regulatory status, including anticipated or approved labeling and anticipated or approved post-approval requirements; (iii) present and future market and commercial potential, including competitive market conditions, likelihood of success of commercialization, the cost and time of further development or commercialization and the reasonably expected and actual profitability and return on investment; and (iv) the reasonably expected and actual competitiveness of alternative products (including generic or biosimilar products) under development or sold in the marketplace, all of the foregoing (i) through (iv) as measured by the facts and circumstances at the time such efforts are due. Sellers acknowledge and agree for all purposes that (A) the Milestone Payments are subject to factors outside of the control of Buyer, its Affiliates (including the Surviving Company) and the Subsidiaries, and (B) there is no assurance that Sellers will receive any Milestone Payments. In the event that Buyer desires to no longer continue to conduct such activities with respect to a Product, then Commercially Reasonable Efforts will require Seller to use commercially reasonable efforts to outlicense or otherwise divest the Product at fair market value.

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(e) Duty to Notify; Information Rights.

(i) For so long as the Milestone Payments or the Company IP Revenue may become payable, Buyer shall deliver a status update to the Shareholders’ Representative on an annual basis (within sixty (60) days following the expiration of each quarter) (each such report, an “Update Report”). Such Update Reports shall include (1) description of Buyer’s Subsidiaries, its Affiliates’, or its or their licensees’ development and commercialization activities performed since the preceding Update Report (or the Closing Date with respect to the first Update Report), (2) the development and commercialization activities in process, (3) the future development and commercialization activities it expects to initiate during the following twelve (12) months, (4) a statement setting forth the amount of Invoiced Sales and Net Sales of each Product on a country-by-country basis during the preceding calendar quarter (including such amounts expressed in local currency and as converted to United States Dollars) and the Company IP Revenue and (5) any additional information reasonably required by the Shareholders’ Representative for the purpose of calculating the Milestone Payments and the Company IP Revenue. For clarity, the first Update Report shall be delivered no later than sixty (60) days following the expiration of the six (6)-month period following the Closing Date.

(ii) Buyer shall keep and maintain reasonably detailed books and records concerning Milestone Events and the Company IP Revenue, including complete and accurate financial books and records pertaining to the commercialization of Products hereunder and books and records of Invoiced Sales and Net Sales of Products, in reasonably sufficient detail to calculate and verify all amounts payable hereunder. Buyer shall and shall cause its Affiliates and its and their licensees to, for so long as the Milestone Payments may become payable, and for six (6) months thereafter; provided, that in the case of the financial books and records described in this Section 2.14(d)(ii), it shall retain such books and records until the later of (1) three (3) years after the end of the period to which such books and records pertain, (2) the expiration of the applicable tax statute of limitations (or any extensions thereof) and (3) for such period as may be required by Law. The Shareholders’ Representative shall have the right to examine and audit Buyer’s and its applicable Affiliates’ relevant books and records to verify the accuracy of the Update Reports delivered by Buyer pursuant to this Agreement. Any such audit shall be on at least five (5) days’ prior written notice. The Shareholders’ Representative’s right to perform an audit under this Section 2.14(d) shall be limited to not more than one (1) such audit in any calendar year (unless a previous audit during such calendar year revealed an error with respect to such period). The audit shall be performed at the Shareholders’ Representative’s sole expense by an independent certified public accounting firm of internationally recognized standing that is selected by Shareholders’ Representative and approved by Buyer (such approval not to be unreasonably withheld, conditioned or delayed). The accounting firm shall be required to enter into a reasonable and customary confidentiality agreement with Buyer to protect the confidentiality of its and its applicable Affiliates’ books and records. Buyer shall make the relevant books and records reasonably available during normal business hours for examination by the accounting firm. Upon completion of the audit, the accounting firm shall provide both Buyer and Shareholders’ Representative a written report disclosing whether or not the relevant Update Report(s) are correct, and the specific details concerning any discrepancies. In the event the accounting firm conducting an audit pursuant to this Section 2.14 concludes as a result of such audit that a Milestone Event was achieved, but the corresponding Milestone Payment was not paid to the Paying Agent, Buyer shall have thirty (30) Business Days to review such findings. If Buyer does not object to the accounting firm’s determinations in writing within such thirty (30) Business Day period, such Milestone Payment shall be paid to the Paying Agent in accordance with Section 2.14(b) within ten (10) Business Days of the date that the parties receive such accountant’s written report. If Buyer objects to the accounting firm’s determinations, Buyer and Shareholders’ Representative shall have fifteen (15) Business Days to negotiate in good faith to resolve any such objections. If Buyer and the Shareholders’ Representative are unable to resolve such differences within such fifteen (15) Business Day period, either Buyer or the Shareholders’ Representative may elect to resolve such dispute by way of the Dispute Resolution Procedure by promptly providing such other party written notice of such demand.

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(f) No Right of Setoff. Subject to Section 2.14(b)(v), Buyer may not deduct from, set off, holdback or otherwise reduce in any manner whatsoever any amount owed to Sellers hereunder against any amounts owed by Sellers to Buyer.

Section 2.15. Additional Revenue. From and after the date hereof until the sixth (6th) anniversary of the date of this Agreement, Buyer shall pay to Paying Agent (for the benefit of the Sellers) ten percent (10%) of its Company IP Revenue, set forth in the Update Report within five (5) Business Days following delivery of such Update Report, if the Shareholders’ Representative has not disputed such amounts in the Update Report.

Section 2.16. Expense Fund. Upon the Closing, Buyer shall wire to the Shareholders’ Representative $300,000 (the “Expense Fund Amount”). The Expense Fund Amount shall be held by the Shareholders’ Representative in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Shareholders’ Representative for any Shareholders’ Representative Expenses incurred pursuant to this Agreement, or (ii) as otherwise determined by the Shareholders’ Representative (the “Expense Fund”). The Shareholders’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Shareholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and has no tax reporting or income distribution obligations. The Sellers will not receive any interest on the Expense Fund and assign to the Shareholders’ Representative any such interest. Subject to Advisory Group approval, the Shareholders’ Representative may contribute funds to the Expense Fund from any consideration otherwise distributable to the Sellers. As soon as reasonably determined by the Shareholders’ Representative that the Expense Fund is no longer required to be withheld, the Shareholders’ Representative shall distribute the amounts remaining in the Expense Fund (if any) to the Paying Agent for further distribution to Sellers in accordance with each Seller’s applicable portion as set forth on Schedule I.

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Section 2.17. Second Payment. No later than forty-five (45) days following the Closing, Buyer shall deliver or cause to be delivered to Paying Agent (for the benefit of the Sellers), subject to the payment and exchange procedures set forth in Section 2.9 and Section 2.8, as applicable, the aggregate amount of cash equal to each Seller’s portion of the Second Payment, as set forth opposite its name in the Schedule I. To the extent Schedule I will need to be updated for the Second Payment, the Shareholders’ Representative shall deliver to Buyer an updated Schedule I that sets forth its calculations of the aggregate amount of cash to be paid to the Sellers with respect to the Second Payment.

Section 2.18. Third Payment. No later than March 31, 2022, Buyer shall deliver or cause to be delivered to Paying Agent (for the benefit of the Sellers), subject to the payment and exchange procedures set forth in Section 2.9 and Section 2.8, as applicable, the aggregate amount of cash equal to each Seller’s portion of the Third Payment, as set forth opposite its name in the Schedule I. To the extent Schedule I will need to be updated for the Third Payment, the Shareholders’ Representative shall deliver to Buyer an updated Schedule I that sets forth its calculations of the aggregate amount of cash to be paid to the Sellers with respect to the Third Payment.

Section 2.19. Withholding Rights. Notwithstanding anything herein to the contrary, Buyer, the Paying Agent, the Surviving Company, and any of their respective Affiliates, will be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement, such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, however, that the applicable withholding agent shall provide advance written notice of its intention to withhold any amounts otherwise payable pursuant to this Agreement and the Parties shall reasonably cooperate to reduce, minimize or eliminate any such withholding or deduction. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be timely remitted by the applicable withholding agent to the applicable Governmental Entity and will be treated for all purposes of this Agreement as having been paid hereunder.

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ARTICLE 3

CLOSING DELIVERIES

Section 3.1. Deliveries by the Company. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Buyer the following items, each in form and substance reasonably satisfactory to Buyer:

(a) Written Consent. A form of the Written Consent, with a fully executed copy of the Written Consent to follow promptly following execution of this Agreement;

(b) Certificate of Merger. The Certificate of Merger, duly executed by the Company;

(c) FIRPTA Certificate. A certificate from the Company pursuant to Treasury Regulations 1.897-2(h) (as described in Treasury Regulations 1.1445-2(c)(3)) stating that the Company is not, and within the five-year period ending on the Closing Date was not, a U.S. real property holding corporation as defined in Section 897 of the Code;

(d) Resignations and Releases. Copies of the resignations and releases, effective as of the Effective Time, of each director and officer of the Company;

(e) Payoff and Release Letters. Payoff and release letters, in customary form, with respect to the Indebtedness described in clause (i) of the definition thereof (each, a “Indebtedness Payoff Letter”), duly executed by the Company and the applicable Indebtedness Lenders;

(f) Secretary Certificate. A certificate duly executed by the secretary (or equivalent authorized officer) of the Company certifying that attached thereto are (i) a true, correct, and complete copy of the certificate of incorporation and all amendments thereto, of the Company, certified as of a recent date by the Secretary of State (or equivalent) of the jurisdiction in which the Company is organized, which copy shall not have been modified or rescinded and shall be in full force and effect as of the date thereof, (ii) a true, correct, and complete copy of the bylaws and all amendments thereto, of the Company, which copy shall not have been modified or rescinded and shall be in full force and effect as of the date thereof, (iii) a true, correct, and complete copy of a good standing certificate (or equivalent) for the Company obtained as of a recent date from the Secretary of State (or equivalent) of the jurisdiction in which the Company is organized and (iv) a true, correct, and complete copy of all resolutions adopted by the board of directors of the Company authorizing and approving the execution, delivery, and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions, which resolutions shall not in any way have been modified or amended or rescinded and shall be in full force and effect as of the date thereof;

(g) Tail Policy. Evidence of procurement of the Tail Policy;

(h) Side Letter. Duly executed side letter with the Sellers set forth on Section 3.1(h) of the Company Disclosure Schedules; and

(i) such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the Transactions.

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer as follows, with each such representation and warranty subject to such exceptions, if any, as are set forth in the disclosure schedule of the Company (the “Company Disclosure Schedule”). Disclosures in any section or subsection of the Company Disclosure Schedule are made generally and shall not only address the corresponding Section or subsection of this Agreement, but also other Sections or subsections of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Sections or subsections.

Section 4.1. Organization. The Company is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Company does not have any Subsidiaries. Section 4.1 of the Company Disclosure Schedule sets forth (i) the name of the Company, (ii) the jurisdiction of organization of the Company, (iii) all jurisdictions in which the Company is qualified to do business, (iv) the directors of the Company, and (v) the officers of the Company.

Section 4.2. Authority; Execution and Delivery; Enforceability. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to consummate the Transactions contemplated to be consummated by it pursuant to this Agreement. The Company is duly qualified and, where applicable, in good standing to do business as a foreign or extra-provincial entity in each jurisdiction in which such qualification is necessary for the conduct of the Company Business as currently conducted by the Company, except for such jurisdictions where the failure to be so qualified or, where applicable, in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company has taken all corporate action required by its organizational documents to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is a party, and to authorize the consummation of the transactions contemplated to be consummated by it pursuant to this Agreement. The Company has duly executed and delivered this Agreement, and (assuming the due authorization, execution and delivery by each other Party of this Agreement) this Agreement constitutes its legal, valid and binding obligation, enforceable against the Company in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles (whether considered in an Action in equity or at law) (the “Enforceability Exceptions”).

Section 4.3. Non-Contravention and Approval.

(a) The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party do not, and the consummation by the Company of the transactions contemplated to be consummated by it pursuant to this Agreement will not, (i) conflict with or result in a violation or breach of, or default under, any provision of its organizational documents, (ii) subject to obtaining the Consents set forth on Section 4.3(a) of the Company Disclosure Schedule, result in any breach of, or constitute a default under, require notice pursuant to, or give rise to any right of termination or cancellation of, any Contract, (iii) subject to obtaining the Consents referred to in Section 4.3(b), violate any (1) Judgment or (2) Law, in either case ((1) or (2)), to which the Company is subject, or (iv) result in the creation or imposition of any Liens (other than Permitted Liens or Liens arising from any act of Buyer or its Affiliates) upon the Company Capital Stock or the properties or assets of the Company, except, in the case of clauses (ii), (iii) and (iv), for any such items that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

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(b) No Consent of any Governmental Entity is required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the Acquisition, other than (i) compliance with and filings, notifications and approvals, jointly determined by the Parties to be required for consummation of the Acquisition, under any applicable foreign antitrust, competition, or trade regulation Law, (ii) those that may be required solely by reason of Buyer’s or its Affiliates’ (as opposed to any Third Party’s) participation in the Acquisition and the other transactions contemplated by this Agreement, (iii) those set forth on Section 4.3(b) of the Company Disclosure Schedule and (iv) those the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 4.4. Capitalization; Shares and Stockholder Information.

(a) The Company has 14,165,053 authorized shares of Company Common Stock, of which 4,625,000 shares are issued and outstanding. The Company has 5,100,000 authorized shares of Company Series A Preferred Stock, of which 5,073,971 shares are issued and outstanding. The Company has 2,000,000 authorized shares of Company Series B Preferred Stock, of which 1,543,680 shares are issued and outstanding. The outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and non-assessable. As of the date of this Agreement, there were 3,950,588 shares of Company Common Stock reserved for issuance under the Company Equity Plan. Except as set forth in the previous sentence, there are no outstanding options, warrants, convertible or exchangeable securities or other rights, subscriptions, claims of any character, agreements, arrangements or commitments relating to any shares of Capital Stock or other equity of the Company or obligating the Company or any of its Affiliates to issue or sell any shares of Capital Stock of, or any other interest in, the Company or obligating Seller or any of its Affiliates to issue or sell any shares of Capital Stock of, or any other equity interest in, the Company (other than this Agreement). Except as otherwise described in this Section 4.4(a), there is no authorized, issued, or outstanding capital stock or other equity of the Company. All of the shares of the Company were issued in compliance in all material respects with applicable Laws, were not issued in violation of any agreement, arrangement or commitment to which the Company is a party or is subject to or in violation of any purchase option, call, right of first refusal, right of first offer, preemptive, subscription, or similar rights of any Person, and are owned of record and beneficially by the Sellers set forth in Section 4.4(b) of the Company Disclosure Schedule, free and clear of all Liens (other than any restrictions under the Securities Act and applicable state securities Laws). The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Except as set forth on Section 4.4(a) of the Company Disclosure Schedule, there are no (i) voting trusts, voting agreements, proxies, security-holder agreements, buy-sell agreements, or other agreements that may affect the voting or transfer of any shares of the Company, (ii) Contracts between or among the Company, on the one hand, and any of its stockholders, members, or equityholders (or any Affiliate thereof), on the other hand, with respect to any shares of the Company, or (iii) outstanding registration rights (including piggyback registration rights), preemptive rights, rights of first offer, rights of first refusal, or other comparable obligations (contingent or otherwise) of the Company.

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(b) Section 4.4(b) of the Company Disclosure Schedule sets forth, (i) the number of shares of Company Capital Stock that each Seller holds and (ii) a list of each outstanding Company Stock Option, including the Company Optionholder thereof, date of grant, vesting schedule (including any acceleration provisions), the Exercise Price and the number of shares of Company Common Stock subject thereto.

(c) Upon consummation of the Transactions contemplated by this Agreement, the Buyer shall own all of the shares, free and clear of all Liens (other than any restrictions under the Securities Act and applicable state securities Laws or any Liens put in place as a result of actions taken by Buyer.

(d) Schedule I is complete and correct.

Section 4.5. Financial Statements. The following have been made available to Buyer: (a) the audited balance sheet of the Company as of December 31, 2019 and as of December 31, 2020 and the related audited statement of operations, stockholders’ equity and cash flows, together with all related notes and schedules thereto and statement of cash flows for each of the fiscal years then ended (collectively, the “Audited Financial Statements”) and (b) unaudited balance sheet of the Company as of June 30, 2021 (the “Most Recent Balance Sheet”; and the date of the Most Recent Balance Sheet, the “Most Recent Balance Sheet Date”), and the unaudited statements of operations and statement of cash flows of the Company for the six (6) months then ended (collectively (a) and (b), the “Financial Statements”). The Financial Statements (x) have been prepared based on the books and records of the Company, which, for the periods covered by the Financial Statements, have been maintained in all material respects accordance with United States generally accepted accounting principles (“GAAP”), and (y) fairly presents in all material respects the results of operations, cash flows, changes in stockholders’ equity and financial position of the Company for the respective fiscal periods or as of the respective dates therein set forth.

Section 4.6. No Undisclosed Liabilities. The Company does not have any liabilities required by GAAP to be reflected or reserved against in a balance sheet or the notes thereto, other than:

(a) liabilities provided for in the Financial Statements or the notes thereto;

(b) liabilities incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date;

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(c) liabilities set forth on Section 4.6 of the Company Disclosure Schedule; and

(d) liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

Section 4.7. Absence of Changes. Other than any actions that are contemplated by this Agreement, from the Most Recent Balance Sheet Date, (a) except for matters relating to the transactions contemplated hereby, the Company Business has been conducted in the Ordinary Course of Business, other than actions or omissions taken reasonably and in good faith in response to COVID-19 and Pandemic Measures and (b) there has not been a Material Adverse Effect.

Section 4.8. Real Property. The Company does not own or lease any real property.

Section 4.9. Intellectual Property.

(a) Section 4.9 of the Company Disclosure Schedule sets forth a list of all of the following Owned Intellectual Property: (i) Patents, (ii) Trademark registrations and applications for Trademark registration; (iii) copyright registrations and applications for copyright registration; and (iv) domain name registrations.

(b) To the Knowledge of the Company, neither any Product, nor the use of any Product in the Field nor the conduct of the Company’s Business, infringes or misappropriates any Intellectual Property rights of any Person in the Territory. The Company solely owns and Controls the FWB Background Patents and the Owned Intellectual Property and has the right to grant licenses to the FWB Background Patents and the Owned Intellectual Property. The Company’s ownership of the FWB Background Patents and the Owned Intellectual Property is free and clear of any Liens other than Permitted Liens. To the Knowledge of the Company, except as set forth on Section 4.9(a) of the Company Disclosure Schedules each of the FWB Background Patents and any Patents included in the Owned Intellectual Property properly identifies each and every inventor of the claims thereof as determined in accordance with applicable Laws. All such inventors have assigned their entire right, title, and interest in and to such inventions to the Company and, except as set forth on Section 4.9(a) of the Company Disclosure Schedules, all such assignments have been duly recorded and are enforceable in accordance with applicable Law; and there are no claims or assertions in writing received by the Company regarding the inventorship of any FWB Background Patent or any Patent included in the Owned Intellectual Property alleging that additional or alternative inventors should be listed. All filing, application and renewal fees due thus far with respect to the FWB Background Patents and any Owned Intellectual Property have been duly paid, and the Company has taken all material steps required thus far for the maintenance and prosecution of the FWB Background Patents and any Owned Intellectual Property in accordance with applicable Law. The Company has not granted to any Third Party any license, option, covenant not to sue or other right under the FWB Background IP or any Owned Intellectual Property. Except as set forth on Section 4.9(b) of the Company Disclosure Schedules, to the Company’s Knowledge, there is no actual infringement or threatened infringement of any FWB Background Patent by any Person.

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(c) The Company has not received any written communication from, or written demand of, any claims or litigation that has been brought or threatened by any Person alleging that any FWB Background Patent or any registration or issued Patent included in the Owned Intellectual Property is invalid or unenforceable. The Company has not received any written communication from, or written demand of, any Third Party that the Development, Manufacture, use or Commercialization of the Products, or the conduct of the Company Business, infringed or misappropriated any Intellectual Property of such Third Party.

(d) The consummation of the transactions contemplated hereby will not result in the termination or alteration of the Company’s ownership of any Owned Intellectual Property or any license or other rights to Intellectual Property granted to Company pursuant to a Company Contract (collectively, “Company Intellectual Property”), and will not immediately following the Closing result in any licenses or Liens being granted under or imposed on any Company Intellectual Property.

(e) No Owned Intellectual Property (and, to the Knowledge of Company, no other Company Intellectual Property) is subject to any proceeding, order, judgment, settlement agreement, stipulation or right that restricts in any manner the use, transfer, or licensing thereof by Company, or which may affect the validity, use or enforceability of any such Company Intellectual Property.

(f) Company has secured from all consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for Company (each an “Creator”), unencumbered and unrestricted exclusive ownership of all of the Creators’ Intellectual Property in such contribution that Company does not already own by operation of law and has obtained the waiver of all non-assignable rights. No Creator has retained any rights, licenses, claims or interest whatsoever with respect to any Intellectual Property developed by the Creator for Company. Without limiting the foregoing, Company has obtained written and enforceable proprietary information and invention disclosure and Intellectual Property assignments from all current and former Creators.

(g) Company has taken all commercially reasonable steps to protect and preserve the confidentiality of all trade secrets and other confidential or non-public information of Company or provided by any third party to Company (“Confidential Information”). All current and former employees (if any) and contractors of Company and third parties having access to Confidential Information have executed and delivered to Company a written legally binding agreement regarding the protection of the Confidential Information.

(h) No funding, facilities or resources of a university, college, other educational institution or research center or Governmental Entity has been used in the creation or development of any Company Intellectual Property or any other Intellectual Property that the Company uses or purports to own, and none of the Company Intellectual Property or any such other Intellectual Property is subject to any rights of any such university, college, other educational institution or research center or Governmental Entity.

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(i) The Company is in compliance in all material respects with applicable Privacy and Security Laws. The Company has taken commercially reasonable steps intended to protect Personal Information in its control and the material information technology systems of the Company used in the Company Business against unauthorized access or use. To the Knowledge of the Company, during the two (2)-year period immediately preceding the date of this Agreement, the Company has not experienced any material unauthorized access or use of Personal Information in its control requiring notice under Law applicable to the Company Business to consumers or applicable Governmental Entities.

(j) Neither the Sellers specified on Section 4. 9(j) of the Company Disclsoure Schedules nor any of such Sellers’ controlled Affiliates (nor, to the Knowledge of the Company, any Seller not specified on Section 4. 9(j) of the Company Disclosure Schedules or any controlled Affiliate of any such Seller) owns or controls any Intellectual Property or Know-How that (i) covers niclosamide or any formulations or uses thereof or any niclosamide product or niclosamide product candidate or (ii) is used in the Company Business or in the possession or control of Company as of the date hereof.

Section 4.10. Contracts.

(a) Section 4.10(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and correct list of the Contracts to which the Company is a party and to which the Company still has outstanding obligations thereunder (such Contracts collectively, the “Company Contracts”); provided, that non-disclosure agreements pursuant to which the Company has outstanding obligations or rights thereunder shall not be required to be listed on Section 4.10(a) of the Company Disclosure Schedule but shall be deemed Company Contracts for purposes of this Agreement.

(b) The Company Contracts are valid, binding and in full force and effect with respect to the Company and, to the Knowledge of the Company, each other party thereto, subject, in each case as to enforcement, to the Enforceability Exceptions. As of the date of this Agreement, the Company is not in material breach of or material default under any Company Contract, and, to the Knowledge of the Company, no other party to any Company Contract is in material breach of or material default thereunder. As of the date of this Agreement, the Company has not given any written notice or received any written notice of any intention to terminate any Company Contract. To the Knowledge of the Company no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Company Contract or result in a termination thereof or would cause or permit the acceleration or material modification of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of all Company Contracts (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer, except to the extent such Company Contracts have been redacted to (i) enable compliance with Laws, (ii) comply with confidentiality obligations owed to Third Parties or (iii) remove pricing information.

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Section 4.11. Taxes.

(a) All material Tax Returns required to have been filed by or on behalf of the Company have been timely filed, and such Tax Returns are complete and correct in all material respects. All material Taxes (whether or not shown to be due on such Tax Returns) have been paid in full by the due date thereof. As of the date of this Agreement, no claims have been asserted by a Taxing Authority in writing with respect to any such Taxes, and no examination or audit of any Tax Return of the Company by any Taxing Authority is currently in progress or, to the Knowledge of the Company, threatened or contemplated. As of the date of this Agreement, no material Liens for Taxes (other than Taxes not yet due and payable) with respect to the assets of the Company have been filed. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any material Tax Returns required to be filed by or with respect to the Company.

(b) All material Taxes which the Company was obligated to withhold from amounts owing to any employee, stockholder, creditor, supplier or third party have been withheld and paid or remitted to the appropriate Governmental Entity, and all Forms W-2, Forms 1099 and other documents required with respect to such withholding and remittances have been properly and timely filed and maintained in all material respects.

(c) No claim has been made by a Taxing Authority in a jurisdiction where the Company has not filed a Tax Return that of the Company is required to file a Tax Return in such jurisdiction.

(d) The Company is and always has been properly classified as a C corporation for U.S. federal income Tax purposes.

(e) The unpaid Taxes of the Company for taxable periods through the Most Recent Balance Sheet Date do not materially exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet.

(f) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting made prior to the Closing Date for a taxable period (or portion thereof) ending on or prior to the Closing Date, including the application of Section 481 or Section 263A of the Code (or any corresponding or similar provisions of state, local or foreign Tax Laws) to transactions, events or accounting methods employed prior to the Closing, (ii) any use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (iii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iv) any “intercompany transaction” or any “excess loss account” (within the meaning of Treasury Regulations Sections 1.1502-13 and 1502-19, respectively) (or any corresponding or similar provisions of state, local or foreign Tax Law) occurring or arising with respect to any transaction on or prior to the Closing Date, (v) any installment sale, open transaction or other transaction made on or prior to the Closing Date, (vi) any deferred revenue or prepaid amount received or paid on or prior to the Closing Date, or (vii) any debt instrument held on or prior to the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or subject to the rules set forth in Section 1276 of the Code.

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(g) [Reserved.]

(h) The Company has not (i) deferred any portion of any payroll, social security, unemployment, withholding or other Taxes pursuant to Section 2302 of the CARES Act or any other Law enacted or order issued on account of or in response to COVID-19 or (ii) claimed any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act or Section 2301 of the CARES Act.

(i) The Company has not participated in any “listed transaction,” as defined in Section 6707A of the Code or Treasury Regulations Section 1.6011- 4.

(j) The Company is not a party to or bound by any Tax sharing, indemnity, allocation or similar Contract (other than any such Contract the primary purpose of which does not relate to Taxes), and the Company has no liability to another party under any such Contract.

(k) The Company is not now, nor has ever been, a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation. The Company has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax Law), as a transferee or successor, or by Contract.

(l) Within the past three (3) years, the Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify in whole or in part for Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(m) The Company has not ever requested or received a ruling from any Taxing Authority or signed a closing or other agreement with any Taxing Authority.

(n) Except as set forth in Section 4.11(n) of the Company Disclosure Schedules, none of the assets of the Company include any Contract that constitutes a “partnership” for U.S. federal income tax purposes.

(o) The Company has received, from each current or former employee, non-employee director, consultant or other service provider who holds stock that is subject to a substantial risk of forfeiture as of the Closing Date, if any, a copy of the election(s) made under Section 83(b) of the Code with respect to all such shares of stock, and such elections were validly made and filed with the IRS in a timely fashion.

(p) The Company is not, nor has it been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

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(q) The Company (i) has not, and has not ever had, a permanent establishment in any country other than the country in which it is organized and resident, (ii) has not engaged in a trade or business in any country other than the country in which it is organized and resident that subjected it to Tax in such country, and (iii) is not, and has not ever been, subject to Tax in a jurisdiction outside the country in which it is organized or resident.

Section 4.12. Litigation. There are no Actions, or the Company’s Knowledge, investigations, pending or, to the Knowledge of the Company, threatened against the Company and, to the Company’s Knowledge, no event has occurred or circumstances currently exist that would give rise to, or serve as a basis for, any such Action. There is no Action pending or threatened by the Company against any other Person, and there is no outstanding order and no unsatisfied judgments, penalties, or awards imposed, binding upon or against the Company that challenges or seeks to prevent, enjoin, or otherwise delay, or would reasonably be likely to have the effect of preventing, enjoining, delaying, making illegal, or otherwise interfering with, the Merger or the other Transactions and, to the Company’s Knowledge, no event has occurred or circumstances exist that would constitute or result in (with or without notice or lapse of time) a violation of any such existing order. To the Knowledge of the Company, there is no Action, or the Company’s Knowledge, an investigation, pending against any current or former director, manager, officer, employee, contractor, consultant, or agent of the Company with respect to which the Company has, or is reasonably likely to have, an indemnification obligation.

Section 4.13. Employment and Employee Benefit Matters.

(a) The Company has no employees and has never had any employees. Section 4.13(a) of the Disclosure Schedules contains a complete and correct list, as of the date of this Agreement, of all individual independent contractors currently providing services to the Company, including each such individual’s name, a description of services and date retained .

(b) The Company is, and has been for the past three (3) years in compliance in all material respects with all Laws regarding classification of individuals who perform services for the Company as independent contractors, and there is no Action, or the Company’s Knowledge, an investigation, pending or threatened that challenges such classifications.

(c) The Company is, and has been for the past three (3) years in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all such Laws relating to the terms and conditions of employment, labor relations, collective bargaining, disability, health and safety, wages, hours and benefits, plant closings, layoffs, harassment, sexual harassment, nondiscrimination in employment, data protection and workers’ compensation and no such claims relating to alleged non-compliance with the foregoing are pending or, to the Knowledge of the Company, threatened. During the past three (3) years, there have been no Action, or the Company’s Knowledge, an investigation, pending or threatened involving any current, prospective or former employee or other service provider of the Company.

(d) There have not been (i) any allegations or formal or informal complaints made to or filed with the Company related to sexual harassment or sexual misconduct, (ii) any other Action, or the Company’s Knowledge, an investigation, initiated, filed or, to the Knowledge of the Company, threatened against the Company related to sexual harassment or sexual misconduct, or (iii) to the Knowledge of the Company, any other allegations, formal or informal complaints, or any other Actions, or the Company’s Knowledge, investigations, initiated, filed, or threatened against any Person other than the Company related to sexual harassment or sexual misconduct, in each case, by or against any current or former director, manager, officer, employee or independent contractor of the Company.

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(e) Neither the Company nor any of its ERISA Affiliates are or ever have been party to any collective bargaining agreement or union Contract with respect to any person, no collective bargaining agreement is currently being negotiated by the Company or any of its ERISA Affiliates, and, to the Knowledge of the Company, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to the Company or any of its ERISA Affiliates.

(f) Section 4.13(f) of the Company Disclosure Schedules contains a complete and correct list of each Company Benefit Plan. The Company does not have a written or unwritten commitment, whether legally binding or not, to establish any new, or modify any existing Company Benefit Plan. No Company Benefit Plan is an “employee benefit plan” within the meaning of Section 3(3) of ERISA and the Company has never sponsored or maintained an “employee benefit plan” within the meaning of Section 3(3) of ERISA.

(g) The Company has made available to the Buyer, complete and correct copies, (or to the extent no such copy exists, an accurate summary of all material terms thereof), of (i) all Company Benefit Plans and any related trust agreement, administrative service agreements, group insurance Contract or other funding instrument and any amendments related to such Company Benefit Plan; and (ii) any written communication with any Governmental Entity or material written communication with beneficiaries within the past three (3) years with respect to any Company Benefit Plan.

(h) All Company Benefit Plans (and related trusts and insurance Contracts) have been maintained, administered and operated, in compliance in all material respects with the terms of such Company Benefit Plan and the requirements prescribed by all Laws, including ERISA and the Code, applicable to such Company Benefit Plan and no event has occurred which would reasonably be likely to cause any such Company Benefit Plan to fail to comply with such requirements, and no written notice has been received from any Governmental Entity questioning or challenging such compliance.

(i) The Company has timely made all required contributions, premiums and payments with respect to any Company Benefit Plan as are required or due through the Closing Date under the terms of any such Company Benefit Plan, ERISA, the Code or any other applicable statutes, regulations, rulings, and other applicable Law.

(j) There are no Actions, or the Company’s Knowledge, investigations, (other than routine claims for benefits) pending or, to the Knowledge of the Company threatened, with respect to (or against the assets of) any Company Benefit Plan, nor, to the Knowledge of the Company are there any facts that would reasonably be expected to give rise to any such Actions or investigations.

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(k) Except as set forth in Section 4.13(k) of the Company Disclosure Schedules, the execution, delivery and performance of this Agreement and the consummation of the Merger will not (either alone or in conjunction with any other action by the Company prior to the Closing) (i) entitle any current or former employee, director, manager, officer, consultant, independent contractor, contingent worker or leased employee (or any dependents, spouses or beneficiaries thereof) of the Company to severance pay or any other similar payment or any other payment or benefit becoming due under any Company Benefit Plan, (ii) accelerate the time of payment or vesting or funding, or increase the amount of compensation due to such individual, (iii) increase any benefits under any Company Benefit Plan, (iv) result in the triggering or imposition of any restrictions or limitations on the ability to amend or terminate any Company Benefit Plan or (v) result in any breach or violation of, or default under any Company Benefit Plan.

(l) No amount, economic benefit or other entitlement that could be received (including in cash or property or vesting of property) as a result of the execution, delivery and performance of this Agreement or the consummation of the Merger (whether alone or in conjunction with any other event, including any termination of employment or service on or following the Closing) by any person who could be a “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to the Company could give rise to any “parachute payment,” as defined under Section 280G(b)(2) of the Code and the regulations thereunder or trigger the excise tax under Section 4999 of the Code.

(m) Each Company Benefit Plan that is or has ever been a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance, if any, has been, since January 1, 2005, in operational compliance, and, since January 1, 2009, in documentary compliance, with Section 409A of the Code. The Company does not have any obligation to indemnify, reimburse, make whole or otherwise “gross-up” any Person for the interest or additional tax set forth under Section 409A, Section 280G, or Section 4999 of the Code, or otherwise.

(n) The Company has never sponsored or maintained a Company Benefit Plan. Neither the Company nor any ERISA Affiliate maintains, sponsors, participates in or contributes to (or has any obligation to contribute to), or has ever maintained, established, sponsored, participated in or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to any plan subject to Title IV of ERISA, including any “multiemployer plan,” as defined in Section 3(37) of ERISA.

Section 4.14. Compliance with Laws; Permits.

(a) The Company is in compliance in all material respects with all Laws applicable to the Company Business. The Company has not received any written notice from a Governmental Entity that alleges the conduct of the Company Business is not in compliance in all material respects with any Law applicable to the Company Business.

(b) Section 4.14(b) of the Company Disclosure Schedule sets forth a list of all material Permits held by the Company relating to any Compound or the Company Business. The Company holds all material permits, licenses, franchises, approvals or authorizations from any Governmental Entity (“Permits”) that are necessary to conduct the Company Business as presently being conducted. Except for breaches, violations, revocations, limitations, non-renewals and failures to be in full force and effect that would not be material, (i) such Permits are in full force and effect, (ii) the Company has not received any written notice of any violation in respect of any such Permit and (iii) no Action, or the Company’s Knowledge, an investigation, is pending or threatened in writing, to revoke or limit any such Permit.

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Section 4.15. Environmental Matters.

(a) The Company currently is and has been in compliance in all material respects with all Environmental Laws applicable to the Company Business.

(b) The Company has not received any notice or Action, or to the Company’s Knowledge, an investigation, against it alleging or relating to liability for any Release of Hazardous Substances or alleging any violation of any Environmental Laws, and, to the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to result in the imposition of such liability or a finding of such a violation.

(c) The Company has not retained or assumed, by contract or operation of Law, any material liabilities or obligations of third parties under Environmental Law.

Section 4.16. Anti-Bribery. The Company has not, (a) offered, made, paid or received any unlawful bribes to or from any person (including any customer or supplier) or Governmental Entity or (b) made or paid any contribution, directly or indirectly, to a domestic or foreign political party or candidate, in each case ((a) and (b)), in material violation of the Foreign Corrupt Practices Act or any other anti-corruption Law applicable to the Company Business.

Section 4.17. Regulatory Compliance.

(a) To the Company’s Knowledge, all Company Products that are subject to the jurisdiction of the FDA or a similar Governmental Entity have been and are currently being Developed or Manufactured in compliance in all material respects with all Laws applicable to the Company Business, including the FFDCA, the Public Health Service Act, and their applicable implementing regulations, and all comparable state and foreign Laws applicable to the Company Business in those jurisdictions outside the United States in which either (i) Clinical Trials involving a Company Product have been or are being conducted by the Company or (ii) any Company Product has been or is being Developed or Manufactured by or for the Company.

(b) The Company has not received any written notice that the FDA or any other Governmental Entity has initiated, or threatened to initiate, any action to suspend any Clinical Trial, impose a clinical hold, or suspend or terminate any IND or any comparable foreign regulatory application, in each case sponsored by the Company with respect to any Company Product.

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(c) To the Company’s Knowledge, all ongoing and completed non-clinical studies and Clinical Trials conducted by the Company, or by third-party vendors on the Company’s behalf, in the Field in the Territory, have been conducted in all material respects in accordance with applicable Good Clinical Practice regulations described in 21 CFR Parts 50, 54, 56 and 312 (including study protocols, informed consent obligations, and institutional review board approvals), and applicable Good Laboratory Practice regulations as described in 21 CFR Part 58 or comparable applicable foreign Laws. The Company has in its possession or subject to retrieval or control copies of all the material documentation in existence on or prior to the date hereof in each case which was required to be filed with the FDA or equivalent Governmental Entity as of the Effective Date for the development or registration of the Company Products. The Company has made available to Buyer complete and accurate copies of (i) all material filings with the FDA or equivalent Governmental Entity relating to the Company Products, (ii) all material correspondence with the FDA or equivalent Governmental Entity relating to the Company Products, and (iii) all material data, information, results, analyses, publications, and reports relating to the Company Products, including all Clinical Trial protocols, trial statistical analysis plans and published trial results.

(d) The Company has not received from any Governmental Entity any notices of adverse findings, warning or untitled letters, minutes of meetings or (ii) other correspondence concerning the Company Products, in each case, in which any Governmental Entity asserted in writing that the operations of the Company may not be in compliance with Laws applicable to the Company Business.

(e) The Company is in compliance in all material respects with applicable Privacy and Security Laws. The Company has taken commercially reasonable steps intended to protect Personal Information in its control and the material information technology systems of the Company used in the Company Business against unauthorized access or use. To the Knowledge of the Company, during the two (2)-year period immediately preceding the date of this Agreement, the Company has not experienced any material unauthorized access or use of Personal Information in its control requiring notice under Law applicable to the Company Business to consumers or applicable Governmental Entities.

(f) To the Knowledge of the Company, neither the Company nor any of its directors or officers, has committed any act, made any statement, or failed to make any statement, including with respect to any scientific data or information, that, at the time such act was committed or such statement was made or failed to be made, would reasonably provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of the Company, neither the Company nor any officer of the Company has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state or foreign Law applicable to the Company Business or (ii) exclusion under 42 U.S.C. Section 1320a–7 or any similar state or foreign Law applicable to the Company Business.

Section 4.18. Insurance Policies. Section 4.18 of the Company Disclosure Schedule sets forth a complete and correct list of (i) all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability, and other casualty and property insurance maintained by the Company (collectively, the “Insurance Policies”), specifying (A) the name of the insurer, (B) the policy number and (C) the policy period and (ii) all pending claims and the claims history of the Company during the past three (3) years including with respect to insurance obtained but not currently maintained. The Insurance Policies are in full force and effect. The Company has not received any written notice of cancellation of, premium increase (other than in the ordinary course of business) with respect to, or reduction of coverage under, any of the Insurance Policies. All Insurance Policies (i) are, to the Knowledge of the Company, valid and binding in accordance with their terms and (ii) have not been subject to any lapse in coverage. There are no claims pending under any such Insurance Policies as to which coverage has been questioned, denied, or disputed, or in respect of which there is an outstanding reservation of rights, in each case in writing, by the applicable carrier under such Insurance Policy. The Company is not in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy.

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Section 4.19. Bank Accounts. Section 4.19 of the Company Disclosure Schedule sets forth a complete and correct list of (i) all bank accounts, cash collection accounts, trust accounts, suspense or similar accounts, and safe deposit boxes of the Company, (ii) the name of each bank or financial institution in which the Company has any such account or safe deposit box, (iii) the title and last four digits of the account number of any such account or safe deposit box, and (iv) the names of the Persons authorized to draw on or who have access to each such account or safe deposit box.

Section 4.20. Powers of Attorney. Except as set forth in Section 4.20 of the Company Disclosure Schedule, there are no outstanding powers of attorney executed by or on behalf of the Company in favor of any Person.

Section 4.21. Brokers and Finders. There is no investment banker, broker, finder, financial advisor or other financial intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Affiliates (including the Company) that is entitled to any fee or commission in connection with the Acquisition payable by Buyer or any of its Affiliates (including, following the Closing, the Company).

Section 4.22. Clinical Operations; CMC. All material documents, in the Company’s possession, which pertain to the Company’s clinical operations or to the Chemistry, Manufacturing and Controls (“CMC”) components of the Company Business have been made available to Buyer.

Section 4.23. The Buyer Group’s Representations; Independent Investigation.

(a) The Company acknowledges and agrees that, other than the representations and warranties of the Buyer Group specifically contained in Article 6, there are no representations or warranties of the Buyer Group or any other person either expressed, statutory or implied with respect to the Buyer Group, including with respect to any of the Buyer Group’s rights or assets, or the transactions contemplated hereby, individually or collectively. The Company, together with and on behalf of its respective Affiliates and Representatives, specifically disclaims that it or they are relying upon or have relied upon any such other representations or warranties that may have been made by any person, and the Company, together with and on behalf of its Affiliates and Representatives, acknowledges and agrees that they have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any person. Without limiting the generality of the foregoing, the Company acknowledges and agrees that none of the Buyer Group, its Affiliates or their respective Representatives makes any representations or warranties relating to (i) the maintenance, repair, condition, design, performance or marketability of any right or asset of the Buyer Group, including with respect to title, merchantability or fitness for a particular purpose, or, except as specifically contained in Article 6, validity, enforceability or non-infringement, (ii) the operation of the Buyer Group after the Closing or (iii) the probable success or profitability of the Buyer Group after the Closing.

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(b) The Company acknowledges and agrees that (i) the representations and warranties set forth in Section 5.10 are the sole and exclusive representations and warranties of the Buyer Group with respect to privacy data security matters and (ii) the representations and warranties set forth in Section 5.9 are the sole and exclusive representations and warranties of the Buyer Group with respect to regulatory compliance matters.

(c) Notwithstanding anything to the contrary herein or otherwise, nothing in this Section 4.23 shall be deemed to limit or modify in many manner whatsoever any rights or remedies available to Sellers based on Fraud.

Section 4.24. Private Placement. To the Company’s Knowledge, all Company Shareholders and Company Optionholders are “accredited investors” as defined in Rule 501(a) under the Securities Act.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE BUYER GROUP

Buyer and Merger Sub represent and warrant to the Company as follows, with each such representation and warranty subject to such exceptions, if any, as are set forth in (x) the disclosure schedule of Buyer (the “Buyer Disclosure Schedule”) or (y) the (i) annual report of Buyer on Form 10-K for the year ended December 31, 2020 and (ii) quarterly reports of Buyer on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021. Disclosures in any section or paragraph of the Buyer Disclosure Schedule are made generally and shall not only address the corresponding Section or subsection of this Agreement, but also other Sections or subsections of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Sections or subsections.

Section 5.1. Organization. Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and have not engaged in any business activities other than the execution and delivery of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Section 5.1 of the Buyer Disclosure Schedule sets forth a true and accurate list, with respect to each member of the Buyer Group, of (i) the name of such member, (ii) the jurisdiction of organization of such member, (iii) all jurisdictions in which such member is qualified to do business, (iv) the directors or managers of such member, and (v) the officers of such member.

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Section 5.2. Authority; Execution and Delivery; Enforceability. Each of Buyer, and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Document to which it is a party, to consummate the Merger and the other transactions contemplated to be consummated by it pursuant to this Agreement and pursuant to the other Transaction Documents to which it is a party. Each of Buyer and Merger Sub has taken all organizational action required by its organizational documents to authorize the execution and delivery of this Agreement and the other Transaction Document to which it is a party and to authorize the Merger and the consummation of the transactions contemplated to be consummated by it pursuant to this Agreement and pursuant to the other Transaction Document to which it is a party. Each of Buyer and Merger Sub has duly executed and delivered this Agreement and (assuming the due authorization, execution and delivery of this Agreement by each other Party) this Agreement constitutes its legal, valid and binding obligation, enforceable against such Party in accordance with its terms subject, as to enforcement, to the Enforceability Exceptions.

Section 5.3. Capitalization. The authorized Capital Stock of Buyer consists of 250,000,000 shares of Buyer Common Stock, 93,411,897 shares of which are issued and outstanding are issued and outstanding. All such outstanding shares of Buyer Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth on Section 5.3 of the Buyer Disclosure Schedules, there are no outstanding options, warrants, convertible or exchangeable securities or other rights, subscriptions, claims of any character, agreements, arrangements or commitments relating to any shares of Capital Stock or other equity of the Buyer or obligating the Buyer or any of its Affiliates to issue or sell any shares of Capital Stock of, or any other interest in, the Buyer or obligating any equityholders of the Buyer or any of their respective Affiliates to issue or sell any shares of Capital Stock of, or any other equity interest in, the Buyer (other than this Agreement). All of the Capital Stock of the Buyer were issued in compliance in all material respects with applicable Laws, were not issued in violation of any agreement, arrangement or commitment to which the Buyer is a party or is subject to or in violation of any purchase option, call, right of first refusal, right of first offer, preemptive, subscription, or similar rights of any Person. The Buyer does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no (i) voting trusts, voting agreements, proxies, security-holder agreements, buy-sell agreements, or other agreements that may affect the voting or transfer of any Capital Stock of the Buyer, (ii) Contracts between or among the Company, on the one hand, and any of its stockholders, members, or equityholders (or any Affiliate thereof), on the other hand, with respect to any Capital Stock of the Buyer, or (iii) outstanding registration rights (including piggyback registration rights), preemptive rights, rights of first offer, rights of first refusal, or other comparable obligations (contingent or otherwise) of the Buyer. The rights and privileges of each class of Buyer’s Capital Stock are set forth in the certificate of incorporation of Buyer, as amended or restated from time to time. All the Buyer Common Stock to be issued in connection with the Merger Consideration or the Option Consideration will be, when issued on the terms and conditions of this Agreement, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the certificate of incorporation or bylaws of Buyer, as amended or restated from time to time, or any agreement to which Buyer is a party or is otherwise bound. Buyer has reserved out of its authorized Capital Stock a sufficient number of shares of Buyer Common Stock to issue such Buyer Common Stock at the Closing.

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Section 5.4. Noncontravention and Approval.

(a) The execution, delivery and performance by each of Buyer and Merger Sub of this Agreement and the other Transaction Document to which it is a party do not, and the consummation by Buyer and Merger Sub of the transactions contemplated to be consummated by it pursuant to this Agreement will not, (i) conflict with or result in a violation or breach of, or default under, any provision of its respective organizational documents, (ii) result in any breach of, or constitute a default under, require notice pursuant to, or give rise to any right of termination or cancellation of any Contract to which any of Buyer and Merger Sub is a party or by which any of its properties or assets is bound, (iii) violate any Judgment or Law to which any of Buyer, and Merger Sub or its respective properties or assets are subject, or (iv) result in the creation or imposition of any Lien upon any of the properties or assets of Buyer and Merger Sub, except, in the case of clauses (ii), (iii) and (iv), any such items that, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect

(b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by Buyer and Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition, other than (i) compliance with and filings, notifications and approvals, jointly determined by the Parties to be required for consummation of the Acquisition, under any Foreign Merger Control Law and (ii) those the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.5. Litigation. There are no Actions, or the Buyer’s Knowledge, investigations, pending or, to the Buyer’s Knowledge, threatened in writing against the Buyer Group or any of its respective Affiliates and the Buyer Group is not party to or subject to or in default under any unsatisfied Judgment and, to the Buyer’s Knowledge, no event has occurred or circumstances currently exist that would give rise to, or serve as a basis for, any such Action or investigation. There is no Action, or the Buyer’s Knowledge, an investigation, pending or threatened by the Buyer against any other Person, and there is no outstanding order and no unsatisfied judgments, penalties, or awards against the Buyer and, to the Buyer’s Knowledge, no event has occurred or circumstances exist that would constitute or result in (with or without notice or lapse of time) a violation of any such existing order. To the Knowledge of the Buyer, there is no Action, or the Buyer’s Knowledge, an investigation, pending against any current or former director, manager, officer, employee, contractor, consultant, or agent of the Buyer with respect to which the Buyer has, or is reasonably likely to have, an indemnification obligation.

Section 5.6. Compliance with Laws; Regulatory Matters.

(a) The Buyer Group and its respective controlled Affiliates are, and during the two (2)-year period immediately preceding the date of this Agreement have been, in compliance in all material respects with all applicable Laws.

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(b) During the three (3)-year period immediately preceding the date of this Agreement, none of the Buyer Group nor any of its respective Affiliates has received any written notice from any applicable Governmental Entity alleging or asserting material noncompliance with any applicable Law.

(c) None of the Buyer Group nor any of its respective Affiliates is subject to a deferred prosecution agreement, consent decree or settlement agreement with any Governmental Entity.

(d) To the Knowledge of Buyer, in the last five (5) years, (i) no allegations of sexual harassment or other sexual misconduct have been made against or made by any former or current officer, director, employee, contractor or agent of the Buyer Group and (ii) the Buyer Group has not entered into any settlement agreements related to allegations of sexual harassment or misconduct by any former or current officer, director, employee, contractor or agent of the Buyer Group. Buyer is not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Buyer Group, that, if known to the public, would bring the Buyer Group into material disrepute.

(e) The Buyer Group holds all Permits that are necessary to conduct the Buyer Business as presently being conducted. Except for breaches, violations, revocations, limitations, non-renewals and failures to be in full force and effect that would not be material, (i) such Permits are in full force and effect, (ii) the Buyer Group has not received any written notice of any violation in respect of any such Permit and (iii) no Action, or the Buyer’s Knowledge, an investigation, is pending or threatened in writing, to revoke or limit any such Permit.

Section 5.7. SEC Documents.

(a) Buyer has filed or furnished all reports, schedules, forms, proxy statements, prospectuses, registration statements and other documents required to be filed or furnished by it with the SEC since January 1, 2020, and Buyer has made available to the Company (including through the SEC’s EDGAR database) complete and correct copies of all such documents (collectively, “Buyer’s SEC Documents”). As of their respective dates (or, if amended or supplemented, as of the date of the most recent amendment or supplement), each of Buyer’s SEC Documents complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Securities Act and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder, and none of Buyer’s SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in Buyer’s SEC Documents was prepared in accordance with GAAP throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with interim reports do not contain all notes to such financial statements) and each fairly presented in all material respects the consolidated financial position, results of operations and changes in stockholders’ equity and cash flows of Buyer and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which are not expected, individually or in the aggregate, to be material).

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Section 5.8. Stock Consideration. The shares of Buyer Common Stock to be issued and delivered as Stock Consideration in accordance with this Agreement, when so issued and delivered, will be (a) duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive, subscription or similar rights, and (b) issued pursuant to available and valid exemptions from the registration and qualification provisions of applicable federal and state securities Laws.

Section 5.9. Regulatory Compliance. To the Knowledge of Buyer, neither the Buyer Group nor any of its directors, officers, or employees has committed any act, made any statement, or failed to make any statement, including with respect to any scientific data or information, that, at the time such act was committed or such statement was made or failed to be made, would provide a basis for the FDA to invoke the FDA policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Buyer, neither the Buyer Group nor any officer or employee of the Buyer Group has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state or foreign applicable Law or (ii) exclusion under 42 U.S.C. Section 1320a–7 or any similar state or foreign applicable Law.

Section 5.10. Data Privacy. The Buyer Group is in compliance in all material respects with applicable Privacy and Security Laws. The Buyer Group has taken commercially reasonable steps intended to protect Personal Information in its control and the material information technology systems of the Buyer Group used in the Buyer Business against unauthorized access or use. To the Knowledge of Buyer, during the two (2)-year period immediately preceding the date of this Agreement, the Buyer Group has not experienced any material unauthorized access or use of Personal Information in its control requiring notice under applicable Law to consumers or applicable Governmental Entities.

Section 5.11. Anti-Bribery. The Buyer Group has not, (a) offered, made, paid or received any unlawful bribes to or from any person (including any customer or supplier) or Governmental Entity or (b) made or paid any contribution, directly or indirectly, to a domestic or foreign political party or candidate, in each case ((a) and (b)), in material violation of the Foreign Corrupt Practices Act or any other applicable anti-corruption Law.

Section 5.12. No Undisclosed Liabilities. The Buyer Group does not have any liabilities required by GAAP to be reflected or reserved against in a balance sheet or the notes thereto, other than:

(a) liabilities provided for in the Buyer Financial Statements or the notes thereto;

(b) liabilities set forth on Section 5.12 of the Buyer Disclosure Schedule;

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(c) liabilities incurred in the Ordinary Course of Business since the Most Recent Buyer Balance Sheet Date; and

(d) liabilities incurred in connection with this Agreement and the transactions contemplated hereby

Section 5.13. Brokers and Finders. There is no investment banker, broker, finder, financial advisor or other financial intermediary that has been retained by or is authorized to act on behalf of the Buyer Group or any of its Affiliates that is entitled to any fee or commission in connection with the Acquisition payable by Sellers, Shareholders’ Representative or any of their respective Affiliates.

Section 5.14. Availability of Funds. Buyer and Merger Sub will have at the Closing, cash available that is sufficient to enable it to consummate the Merger and the other transactions contemplated to occur at the Closing.

Section 5.15. Company’s Representations; Independent Investigation.

(a) Each of Buyer and Merger Sub acknowledges and agrees that, other than the representations and warranties of the Company specifically contained in Article 4, respectively, there are no representations or warranties of the Company or any other person either expressed, statutory or implied with respect to the Company, the Company Business, any Compound, any Product, the Company Common Stock and the Company Preferred Stock, including with respect to any of the Company’s rights or assets, or the transactions contemplated hereby, individually or collectively. Each of Buyer and Merger Sub, together with and on behalf of its respective Affiliates and Representatives, specifically disclaims that it or they are relying upon or have relied upon any such other representations or warranties that may have been made by any person, and Buyer and Merger Sub , together with and on behalf of their Affiliates and Representatives, acknowledges and agrees that the Company and Sellers and their respective Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any person. Without limiting the generality of the foregoing, each of Buyer and Merger Sub acknowledges and agrees that except as specifically contained in Article 4, none of the Company, Sellers, their respective Affiliates or their respective Representatives makes any representations or warranties relating to (i) the maintenance, repair, condition, design, performance or marketability of any right or asset of the Company, including with respect to title, merchantability or fitness for a particular purpose, or, except as specifically contained in Article 4, validity, enforceability or non-infringement, (ii) the operation of the Company or the Company Business by Buyer after the Closing or (iii) the probable success or profitability of the Company, the Company Business, any Compound or any Product after the Closing.

(b) Each of Buyer and Merger Sub acknowledges and agrees that (i) the representations and warranties set forth in Section 4.9 are the sole and exclusive representations and warranties of the Company with respect to intellectual property matters; (ii) the representations and warranties set forth in Section 4.9(d) are the sole and exclusive representations and warranties of the Company with respect to privacy data security matters; (iii) the representations and warranties set forth in Section 4.11 are the sole and exclusive representations and warranties of the Company with respect to Tax matters; (iv) the representations and warranties set forth in Section 4.13 are the sole and exclusive representations and warranties of the Company with respect to employee matters and employee benefit plans; (v) the representations and warranties set forth in Section 4.15 are the sole and exclusive representations and warranties of the Company with respect to environmental matters and (vi) the representations and warranties set forth in Section 4.17 are the sole and exclusive representations and warranties of the Company with respect to regulatory compliance matters.

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(c) Notwithstanding anything to the contrary herein or otherwise, nothing in this Section 5.15 shall be deemed to limit or modify in many manner whatsoever any rights or remedies available to Buyer based on Fraud.

ARTICLE 6

COVENANTS

Section 6.1. Tax Matters.

(a) Buyer, on the one hand, and the Sellers, on the other hand, shall each be responsible for 50% of all transfer, documentary, sales, use, recordation, registration and other such Taxes incurred in connection with the consummation of the Merger (“Transfer Taxes”). All Transfer Taxes shall be paid to the relevant Taxing Authority when due by the Party that is legally responsible in the first instance under applicable Law for paying such Transfer Taxes, and such Party shall, at its own expense and with the reasonable cooperation of the other Party, timely file any Tax Return or other document required to be filed with respect to such Transfer Taxes. The other Party shall, not more than ten (10) days after receiving reasonably satisfactory evidence of the payment of such Transfer Taxes, remit payment in the amount of its share of such Transfer Taxes to the filing Party. Buyer and the Sellers will reasonably cooperate with each other to file such Tax Returns and lawfully minimize any such Transfer Taxes.

(b) Buyer, the Sellers, the Shareholders’ Representative and the Company shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, administrative proceeding or judicial proceeding involving Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Returns, audits, or administrative or judicial proceedings related to Taxes, including all records and information reasonably capable of being obtained or created, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder through the applicable statute of limitations. Buyer, the Company, and the Shareholders’ Representative agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (including any extensions thereof) of the respective taxable periods, and to abide by all record retention Laws of, and agreements entered into with, any Governmental Entity; (B) to deliver or make available to Buyer, within 60 calendar days after the Closing Date, copies of all such books and records; and (C) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Buyer, the Company, and the Shareholders’ Representative, as the case may be, will allow the other Party to take possession or to prepare copies of such books and records at such other party’s expense.

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Section 6.2. Indemnification of Officers and Directors.

(a) Buyer and the Company agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, now existing in favor of the current or former directors or officers of the Company (each, a “Company Indemnitee”) as provided in the organizational documents of the Company or in any Contract with the Company as in effect on the date of this Agreement shall survive the Closing and shall continue in full force and effect.

(b) Buyer shall cause the Company to maintain in effect any and all exculpation, indemnification and advancement of expenses provisions currently existing in the organizational documents of the Company, or in any indemnification agreements of the Company with any of the Company Indemnitees, in each case in effect as of the date of this Agreement, for acts or omissions occurring at or prior to the Closing.

(c) Prior to the Effective Time, the Company shall purchase a prepaid “tail” liability insurance policy, for any claims-made Insurance Policies, with a policy period of no less than six (6) years from the Effective Time and which shall provide full prior acts coverage for alleged wrongful acts or omissions occurring at or prior to the Effective Time (the “D&O Tail Policy”). The D&O Tail Policy shall be effective as of the Effective Time and shall provide for policy limits, terms, conditions, retentions, and levels of coverage at least as favorable in the aggregate to the directors, managers, and officers covered under such insurance policies as the policy limits, terms, conditions, retentions, and levels of coverage in the existing policies of the Company. The aggregate amount necessary to purchase such D&O Tail Policy coverage shall be referred to as the “D&O Tail Premium.” Sellers shall bear 50% of the cost of the D&O Tail Premium as a Transaction Expense and the Buyer shall bear 50% of the cost of the D&O Tail Premium.

(d) During the term of the Tail Policy, none of the Buyer, the Surviving Company, nor any of their respective Affiliates shall take any action following the Closing to cause the Tail Policy to be cancelled or any provision therein to be amended or waived; provided, however, that none of the Buyer, the Surviving Corporation, or any of their respective Affiliates shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy.

Section 6.3. Publicity. None of the Parties shall, and each Party shall use commercially reasonable efforts to cause its officers, directors, employees, advisors and other Representatives not to, issue a press release or public announcement or otherwise make any public disclosure concerning the subject matter of this Agreement or the transactions contemplated hereby without the prior written approval of Buyer and the Shareholders’ Representative; provided, that the Parties agree to issue the press release attached hereto as Exhibit I following the Closing.

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Section 6.4. Consents. Buyer agrees and acknowledges that none of Sellers, the Company or any of their respective Affiliates will have any liability whatsoever to Buyer (and Buyer will not be entitled to assert any claims), except as expressly set forth in Section 4.3, arising out of, or relating to, the failure to obtain any Consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any Contract to which the Company is a party as a result thereof. Buyer further agrees that no representation, warranty, covenant or agreement of the Company or Sellers contained herein will be breached or deemed breached as a result of the failure to obtain any such Consent or as a result of any such default, acceleration or termination or any action commenced or threatened by or on behalf of any person, except as expressly set forth in Section 4.3, arising out of, or relating to, the failure to obtain any such Consent or any such default, acceleration or termination.

Section 6.5. Shares of Buyer Common Stock; Shelf Registration.

(a) Restrictions on Buyer Common Stock. The Buyer Common Stock issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act (by reason of Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act) and therefore may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. The Buyer Common Stock to be issued pursuant to the terms of this Agreement will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred unless (A) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws or (B) an exemption from such registration exists and either Buyer receives an opinion of counsel, which counsel and opinion are reasonably satisfactory to Buyer, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws or Buyer agrees that such opinion is not necessary. Buyer will use commercially reasonable efforts, at its own cost, to cause its counsel to deliver any such opinions that may be required. The Buyer Common Stock issued hereunder shall, if certificated, bear an appropriate legend (or if held in book entry form, will be noted) with respect to such restrictions. Notwithstanding anything to the contrary set forth in this Agreement, Buyer shall substitute cash for shares of Buyer Common Stock (based on the Buyer Stock Price) in the event Buyer determines in its sole discretion that is has not received evidence reasonably satisfactory to it that a Company Shareholder is (or remains) an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(b) Shelf Registration. Promptly (and in any event within fifteen (15) Business Days thereafter) following the expiration of the Standstill Period, Buyer shall file with the SEC, and use commercially reasonable efforts to cause to be declared effective as soon as reasonably practicable after filing, a shelf registration statement on Form S-3 (assuming Buyer remains eligible for the use of such form, otherwise on a Form S-1, including any amendments or supplements, the “Registration Statement”) and the prospectus (including any amendments or supplements, the “Prospectus”) forming part of the Registration Statement in compliance with Rule 415 under the Securities Act covering the resale on a continuous basis of all of the Registrable Securities pursuant to this Section 6.5; provided, that Buyer shall only be obligated to file the Registration Statement during an “open trading window” as determined by Buyer’s insider trading policies.

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(c) Holders of Registrable Securities. As a condition to its obligations under Section 6.5(b), Buyer may require each Holder of Registrable Securities as to which any registration is being effected to (i) furnish Buyer with such information regarding such Person that is necessary to satisfy the disclosure requirements relating to the registration and the distribution of such securities under the Securities Act and the rules and regulations promulgated thereunder as Buyer may from time to time reasonably request in writing, including a properly completed and executed Selling Holder Questionnaire, and (ii) promptly notify Buyer in writing of any changes in the information set forth in the applicable Registration Statement after it is prepared regarding the Holder of Registrable Securities. None of the information supplied (or to be supplied) by or on behalf of any of the Holders of Registrable Securities for inclusion or incorporation by reference in the applicable Registration Statement or Prospectus will, at the time the Registration Statement is declared effective under the Securities Act (or with respect to any post-effective amendments or supplements thereto, at the time such post-effective amendments or supplements become effective under the Securities Act), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

(d) Blackout Periods. Buyer may, by two (2) days prior written notice to the Shareholders’ Representative (each such notice, a “Blackout Notice”), (i) delay the filing of the Registration Statement or a request for acceleration of the effective date or (ii) suspend the Registration Statement after effectiveness and require that the Holders of Registrable Securities immediately cease sales of shares pursuant to any Registration Statement in the event that (A) Buyer is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that Buyer desires to keep confidential for business reasons, if Buyer determines in good faith that the public disclosure requirements imposed on Buyer under the Securities Act in connection with such Registration Statement would require at that time disclosure of such activity, transaction, preparations or negotiations and such disclosure could result in imminent and material harm to Buyer or (B) any other event occurs that makes any statement of a material fact made in such Registration Statement, including any document incorporated by reference therein, untrue or that requires the making of any additions or changes in such Registration Statement in order to make the statements therein not misleading. If Buyer suspends the Registration Statement and requires the Holders of Registrable Securities to cease sales of shares pursuant to this Section 6.5 (d), Buyer shall, as promptly as reasonably practicable following the termination of the circumstance which entitled Buyer to do so, take such actions as may be reasonably necessary to file or reinstate the effectiveness of such Registration Statement and give written notice to all Holders of Registrable Securities authorizing them to resume sales pursuant to such Registration Statement. If as a result thereof the Prospectus included in any Registration Statement has been amended to comply with the requirements of the Securities Act, Buyer shall enclose such revised Prospectus with the notice to the Shareholders’ Representative given pursuant to this Section 6.5, and the Holders of Registrable Securities shall make no offers or sales of shares pursuant to such Registration Statement other than by means of such revised Prospectus. Buyer need not specify the nature of the event giving rise to any delay or suspension in any notice to Holders of Registrable Securities.

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(e) Registration Expenses. All fees and expenses incident to the performance of or compliance with, this Section 6.5 by the Buyer shall be borne by the Buyer whether or not any Registrable Securities are sold pursuant to a Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses of the Buyer’s counsel and independent registered public accountants) (A) with respect to filings made with the Commission, (B) with respect to filings required to be made with any trading market on which the Registrable Securities are then listed for trading, and (C) in compliance with applicable state securities or Blue Sky laws reasonably agreed to by the Buyer in writing (including, without limitation, fees and disbursements of counsel for the Buyer in connection with Blue Sky qualifications or exemptions of the Registrable Securities), (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Buyer, (v) Securities Act liability insurance, if the Buyer so desires such insurance, and (vi) fees and expenses of all other Persons retained by the Buyer in connection with the consummation of the transactions contemplated by this Agreement. In addition, the Buyer shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Section 6.5 (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required hereunder. In no event shall the Buyer be responsible for any broker or similar commissions of any Holder of Registrable Securities or any legal fees or other costs of the Holder of Registrable Securities.

(f) Indemnification.

(i) Indemnification by the Buyer. The Buyer shall, notwithstanding any termination of the rights under this Section 6.5, indemnify and hold harmless each Holder of Registrable Securities, the officers, directors, members, partners, agents, brokers (including brokers who offer and sell Registrable Securities as principal as a result of a pledge or any failure to perform under a margin call of Buyer Common Stock), investment advisors and employees (and any other Persons with a functionally equivalent role of a Person holding such titles, notwithstanding a lack of such title or any other title) of each of them, each Person who controls any such Holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, members, stockholders, partners, agents and employees (and any other Persons with a functionally equivalent role of a Person holding such titles, notwithstanding a lack of such title or any other title) of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to (A) any untrue or alleged untrue statement of a material fact contained in a Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or (B) any violation or alleged violation by the Buyer of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 6.5, except to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding such Holder of Registrable Securities furnished in writing to the Buyer by such Holder of Registrable Securities expressly for use therein, or to the extent that such information relates to such Holder of Registrable Securities or such Holder of Registrable Securities’ proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder of Registrable Securities expressly for use in a Registration Statement, such Prospectus or in any amendment or supplement thereto. The Buyer shall notify the Holders of Registrable Securities promptly of the institution, threat or assertion of any Action or investigation arising from or in connection with the transactions contemplated by this Section 6.5 of which the Buyer is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified person and shall survive the transfer of any Registrable Securities by any of the Holders of Registrable Securities.

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(ii) Indemnification by Holders of Registrable Securities. Each Holder of Registrable Securities shall, severally and not jointly, indemnify and hold harmless the Buyer, its directors, officers, agents and employees, each Person who controls the Buyer (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, to the extent arising out of or based solely upon: any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statement or omission is contained in any information so furnished in writing by such Holder of Registrable Securities to the Buyer expressly for inclusion in such Registration Statement or such Prospectus. In no event shall the liability of a selling Holder of Registrable Securities be greater in amount than the dollar amount of the proceeds (net of all expenses paid by such Holder of Registrable Securities in connection with any claim relating to this Section 6.5 and the amount of any damages such Holder of Registrable Securities has otherwise been required to pay by reason of such untrue statement or omission) received by such Holder of Registrable Securities upon the sale of the Registrable Securities included in the Registration Statement giving rise to such indemnification obligations.

Conduct of Indemnification Actions. If any Action or investigation shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof, provided that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Section 6.5, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have materially and adversely prejudiced the Indemnifying Party.

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An Indemnified Party shall have the right to employ separate counsel in any such Action or investigation and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses, (2) the Indemnifying Party shall have failed promptly to assume the defense of such Action or investigation and to employ counsel reasonably satisfactory to such Indemnified Party in any such Action or investigation, or (3) the named parties to any such Action or investigation (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and counsel to the Indemnified Party shall reasonably believe that a material conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and the reasonable fees and expenses of no more than one separate counsel shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Action or investigation effected without its written consent, which consent shall not be unreasonably withheld or delayed. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Action or investigation in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Action or investigation.

(iii) Subject to the terms of this Section 6.5, all reasonable fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Action or investigation in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten business days of written notice thereof to the Indemnifying Party, provided that the Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) not to be entitled to indemnification hereunder.

Contribution. If the indemnification under this Section 6.5 is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless for any Losses, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in this Section 6.5, any reasonable attorneys’ or other fees or expenses incurred by such party in connection with any Action or investigation to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section 6.5 was available to such party in accordance with its terms.

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(iv) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.5 were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. In no event shall the contribution obligation of a Holder of Registrable Securities be greater in amount than the dollar amount of the proceeds (net of all expenses paid by such Holder of Registrable Securities in connection with any claim relating to this Section 6.5 and the amount of any damages such Holder of Registrable Securities has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission) received by it upon the sale of the Registrable Securities giving rise to such contribution obligation. The indemnity and contribution agreements contained in this Section are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

(g) Piggy-Back Registrations. If, at any time while Registrable Securities are outstanding, there is not an effective Registration Statement covering all of the Registrable Securities and the Buyer shall determine to prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act), or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with the Buyer’s stock option or other employee benefit plans, then the Buyer shall deliver to each Holder a written notice of such determination and, if within fifteen days after the date of the delivery of such notice, any such Holder shall so request in writing, the Buyer shall include in such registration statement all or any part of such Registrable Securities such Holder requests to be registered; provided, however, that the Buyer shall not be required to register any Registrable Securities pursuant to this Section 6.5(g) that are eligible for resale pursuant to Rule 144 (without volume restrictions or current public information requirements) promulgated by the Commission pursuant to the Securities Act or that are the subject of a then effective Registration Statement that is available for resales or other dispositions by such Holder.

Section 6.6. Nasdaq Listing. Buyer shall use commercially reasonable efforts to continue the listing and trading of its Buyer Common Stock on Nasdaq and, in accordance therewith, will use commercially reasonable efforts to comply in all material respects with Buyer’s reporting, filing and other obligations under the bylaws or rules of such market or exchange, as applicable.

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Section 6.7. Further Assurance. From time to time, as and when reasonably requested by any Party, the Parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as a Party may reasonably deem necessary or desirable in order to carry out the intent and accomplish the purposes of this Agreement and, subject to the conditions of this Agreement, the consummation of the transactions contemplated hereunder.

Section 6.8. Section 280G. No later than two (2) Business Days prior to the Closing, the Company shall (a) make reasonable efforts to obtain from each Person, if any, who could receive or retain any payments and/or benefits that may be subject to an excise tax under Section 4999 of the Code or non-deductible under Section 280G of the Code in connection with the consummation of the transactions contemplated by this Agreement (without regard to Treasury Regulations Section 1.280G-1, Q&A 9), whether alone or together with any other event (a “280G Benefit”) (which determination shall be made by the Company and shall be subject to review and approval by Buyer, such approval not to be unreasonably withheld, conditioned or delayed), a duly executed waiver with respect to any payments and/or benefits, if any, that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code and the regulations promulgated thereunder) (each a “280G Waiver”), and (b) to then submit to the stockholders of the Company, for approval in a manner reasonably satisfactory to the Buyer that complies with Section 280G(b)(5)(B) of the Code the 280G Benefits, such that, if approved by the stockholders of the Company, such payments and benefits shall not be deemed to be “parachute payments” under Section 280G(b)(2) of the Code and the regulations thereunder, and, if applicable, no less than one (1) Business Day prior to the Closing Date, the Company shall deliver to Buyer evidence reasonably satisfactory to Buyer (i) that approval of the stockholders the Company, was solicited in accordance with Section 280G and the regulations promulgated thereunder, and, if applicable, the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder approval (the “280G Approval”), or (ii) that the 280G Approval was not obtained and as a consequence that such “parachute payments” shall not be made or provided, pursuant to the applicable 280G Waivers which were executed by the affected individuals prior to the Closing Date. No less than two (2) Business Days prior to the date the Company, submit the 280G Benefits to the stockholders of the Company, the Company will provide to Buyer a draft of all documents and calculations of the parachute payments contemplated in this Section 6.8 and all relevant supporting documentation for its review. The Company will accept all reasonable comments that are made by Buyer or its representatives.

Section 6.9. Buyer Board. No later than the stockholder meeting scheduled for 2021, Buyer shall deliver evidence and resolutions reasonably acceptable to Sellers that (i) the board of directors of Buyer has been expanded to include, or a then current director has been removed and replaced by, a director appointed by the Sellers holding a majority of the shares of Buyer Common Stock issued pursuant to the Stock Consideration on an as-converted basis and (ii) the AzurRx Scientific Advisory Board has been expanded to include a member appointed by the Sellers holding a majority of the shares of Buyer Common Stock issued pursuant to the Stock Consideration on an as-converted basis.

Section 6.10. E-mails. Notwithstanding any other provision of this Agreement to the contrary, Buyer will not acquire or have access to the E-mails or the E-mail Accounts following Closing. Following the Closing, the Buyer and an information technology representative from the Sellers shall work together to effect the DNS record change for the website used by the Company prior to Closing and all e-mail services will continue to run inside the 365 environment used by the Company prior to Closing until 5:00 PM Eastern Time on Thursday September 16, 2021, at which time the domain will be transferred to Buyer and the E-mail Accounts will be terminated. Buyer and the Company shall not, and shall cause their respective Affiliates and Representatives not to, recreate or re-establish the E-mail Accounts listed on Section 1.1(b) of the Company Disclosure Schedules in their e-mail environment. For the avoidance of doubt, the E-mails and the E-mail Accounts shall not constitute assets or property of the Company.

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Section 6.11. R&W Insurance Policy. Buyer shall execute and enter into, and use commercially reasonable efforts to take all actions necessary to bind the R&W Insurance Policy substantially concurrently with the Closing on terms and in the form provided or made available to Sellers prior to the date hereof, which such policy shall, for the avoidance of doubt, specify that there is no right of, and that the insurer under the R&W Insurance Policy expressly waives any claims of, subrogation, contribution, or otherwise against any Seller or any of its Affiliates, except in the case of Fraud. From and after the binding of the R&W Insurance Policy containing the waivers by the insurer described above, Buyer shall provide the Shareholders’ Representative with a true and complete copy thereof and shall not amend, modify, or cancel the R&W Insurance Policy if such amendment, modification, or cancellation could reasonably be expected to adversely affect the rights of Sellers thereunder without the prior written consent of the Shareholders’ Representative.

ARTICLE 7

NON-SURVIVAL OF THE REPRESENTATIONS AND WARRANTIES

Section 7.1. Non-Survival. None of the representations and warranties and covenants and agreements to the extent to be performed prior to the Closing in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing. The Parties acknowledge and agree that no Party may bring an Action or otherwise assert any claim against any other Party claiming, based upon or arising out of any breach of any such representations, warranties or covenants and agreements to the extent to be performed prior to the Closing. The respective covenants and agreements of the Parties contained in or made pursuant to this Agreement (or in any document, certificate or instrument delivered pursuant to or in connection with this Agreement) that by their terms apply in whole or in part after the Closing shall survive the Closing in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein or otherwise, nothing in this Agreement shall limit or restrict any party’s right or ability to make any claim, or recover any amounts against any Party for Fraud and nothing in this Agreement shall limit the Buyer’s ability to pursue claims against the R&W Insurance Policy.

ARTICLE 8
MISCELLANEOUS

Section 8.1. Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be sent by electronic mail, courier or express delivery service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a Party in accordance with this Section 8.1:

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(a) if to Buyer or Merger Sub, if after the Effective Time, to the Surviving Company:

AzurRx BioPharma, Inc.

777 Yamato Road

Suite 502

Boca Raton, FL 33431

Attention: Dan Schneiderman and Martin Krusin

E-Mail: dschneiderman@azurrx.com and mkrusin@azurrx.com

with copies (which shall not constitute notice) to:

Lowenstein Sandler LLP

One Lowenstein Drive

Roseland, New Jersey 07068

Attention: Michael Lerner, Sam E. Khan and James O’Grady

E-Mail: mlerner@lowenstein.com, skhan@lowenstein.com and

jogrady@lowenstein.com

(b) if to the Shareholders’ Representative:

Fortis Advisors LLC

12526 High Bluff Dr., Suite 280

San Diego, CA 92130

Attention: Jessica Mueller, Director, M&A

E-Mail: jmueller@fortisrep.com

with a copy (which shall not constitute notice) to:

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018-1405

Attention: Jack S. Bodner, Ellen Corenswet and Joseph C. Gangitano

E-Mail: jbodner@cov.com, ecorenswet@cov.com, jgangitano@cov.com

All notices, requests, claims, demands, waivers and other communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) upon receipt when delivered by a courier or express delivery service (such date of receipt being evidenced by the courier’s or express delivery service’s records) or (iii) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the next Business Day.

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Section 8.2. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties prior to the Effective Time without the prior written consent of the other Parties; provided, however, the Buyer and the Surviving Company may assign any or all of its rights and obligations hereunder to (i) one or more of its Affiliates, (ii) to any of its lenders as collateral security, or (iii) in connection with a sale of all or a portion of its or the Company equity interests or assets; provided, further, however, that, in the cases of each of the foregoing clauses (i), (ii) and (iii), no such assignment of obligations shall relieve the assigning Party from such obligations, and it shall be a condition to the effectiveness of such assignment that the assignee expressly assume such obligations. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the Parties hereto and their respective successors, heirs and assigns, and any reference to a Party shall also be a reference to the successors, heirs, and permitted assigns of such Party.

Section 8.3. Captions. The titles, headings, captions, and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent or interpretation of any provision hereof.

Section 8.4. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any Party to be valid and binding on the Parties hereto, such consent or approval must be in writing and signed by the Party against which it is sought to be enforced.

Section 8.5. Enforcement.

(a) Any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby shall be brought exclusively in a court of competent jurisdiction, federal or state, located in Delaware, and in no other jurisdiction. Each Party hereby consents to personal jurisdiction and venue in, and agrees to service of process issued or authorized by, such court.

(b) The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, notwithstanding anything in this Agreement to the contrary, in the event of a breach or threatened breach by the Company, on the one hand, and Buyer or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Buyer or Merger Sub, on the one hand, and the Company, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. The Parties acknowledge and agree that a Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

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(c) In connection with the Parties’ rights under Section 8.5(a), EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES. THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS Section 8.5(c).

Section 8.6. Amendment and Waiver.

(a) No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except as expressly set forth in Article 7, the remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any Party at Law, in equity or otherwise.

(b) Except as otherwise specifically set forth in this Agreement, this Agreement may be amended by the Parties at any time, whether before or after the Shareholder Approval has been obtained; provided, however, that, after the Shareholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by shareholders of either Party, without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(c) Except as otherwise specifically set forth in this Agreement, any amendment, supplement or modification of or to any provision of this Agreement and any waiver of any provision of this Agreement shall be effective (i) only if it is made or given in writing and signed by Buyer and the Company (or after the Effective Time, the Shareholders’ Representative) or, in the case of a waiver, by the party granting the waiver and (ii) only in the specific instance and for the specific purpose for which made or given.

Section 8.7. Entire Agreement. This Agreement, together with its schedules and exhibits and all Transaction Documents to be delivered in connection herewith and therewith, contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersede all prior discussions, negotiations, commitments, agreements and understandings, both written and oral, relating to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, and those in the other Transaction Documents, the statements in the body of this Agreement will control.

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Section 8.8. No Third-Party Beneficiaries. Except as otherwise provided in this Agreement, including with respect to the Sellers as set forth in Article 2 and as set forth in Section 6.2 (Indemnification of Officers and Directors) and Section 6.5 (Shares of Buyer Common Stock, Shelf Registration), this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder. No covenant or other undertakings in this Agreement shall constitute an amendment to any Company Plan, program, policy or arrangement, and any covenant or undertaking that suggests that a Company Plan, program, policy or arrangement will be amended shall be effective only upon the adoption of a written amendment in accordance with the amendment procedures of such Company Plan, program, policy or arrangement.

Section 8.9. Counterparts. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Agreement may be executed by facsimile, email, PDF, or other electronically transmitted signatures complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com) and such signatures shall be deemed to bind each Party hereto as if they were the original signatures.

Section 8.10. Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, performance, validity, interpretation, construction, and enforcement of this Agreement (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, and construed in accordance with, the substantive Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided that matters involving the internal corporate affairs of Buyer, Merger Sub or the Company shall be governed by the Laws of the jurisdiction in which such corporation is organized and that the Laws of the State of Delaware shall apply as may be necessary to legally effect the Merger.

Section 8.11. Severability. Any term or provision of this Agreement that is invalid, illegal, or unenforceable in any situation in any jurisdiction shall not affect the validity, legality or enforceability of the remaining terms and provisions hereof or the validity, legality or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

Section 8.12. Joint Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

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Section 8.13. No Recourse. This Agreement may only be enforced against, and any claim or suit based upon, arising out of, or related to, this Agreement or the negotiation, execution or performance of this Agreement may only be brought against the named Parties to this Agreement and then only with respect to the specific obligations set forth herein with respect to the named Parties to this Agreement (in all cases, as limited by the applicable provisions of Article 7). No person who is not a named Party to this Agreement, including any past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney or Representative of the Company or any Seller shall have or be subject to any liability or indemnification obligation (whether in contract, tort, equity or otherwise) arising from or in connection with any claim based on, in respect of, or by reason of, the Merger, including any alleged non-disclosure or misrepresentations made by any such persons, in each case, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, and whether at law or in equity, or otherwise; and, each Party waives and releases all such liabilities and obligations against any such persons.

Section 8.14. Consent to Representation; Conflict of Interest. If the Shareholders’ Representative so desires, acting on behalf of the Company Shareholders and without the need for any consent or waiver by Company, Buyer, Merger Sub or Covington & Burling LLP (“Covington”) shall be permitted to represent the Sellers after the Closing in connection with any matter, including anything related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Covington shall be permitted to represent the Sellers, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction, or dispute (including any litigation, arbitration, or other adversary proceeding) with Buyer, the Surviving Company, or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Company, Buyer or Merger Sub further agree that, as to all communications among Covington and the Shareholders’ Representative and the Sellers, and their respective Affiliates (individually and collectively, the “Seller Group”) and/or the Company that arise out of or primarily relate to the transactions contemplated by this Agreement, the attorney-client privilege and the exception of client confidence belongs solely to the Seller Group and may be controlled only by the Seller Group and shall not pass to or be claimed by Buyer and Company, because the interests of Buyer and its Affiliates were directly adverse to Company, the Sellers and the Shareholders’ Representative at the time such communications were made. This right to the attorney-client privilege shall exist even if such communications may exist on Company’s computer system or in documents in the Company’s possession. For the avoidance of doubt, with respect to communications among Covington and the Company that do not arise out of or are not primarily related to the transactions contemplated by this Agreement, the privilege will remain with the Company. Notwithstanding the foregoing, in the event that a dispute arises between Company, Buyer or Merger Sub, on the one hand, and a Person other than a party to this Agreement, on the other hand, after the Closing, the Surviving Company may assert the attorney-client privilege to prevent disclosure to such third-party of confidential communications by Covington to the Company; provided, however, that the Company may not waive such privilege without the prior written consent of the Shareholders’ Representative.

Section 8.15. Transaction Costs. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the Transaction shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, that the Company’s costs, fees and expenses incurred in connection with the preparation of its unaudited financial statements shall be paid by the Buyer; provided, further, that the Buyer shall pay for the R&W Premium in excess of $50,000.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives as of the date first written above.

AZURRX BIOPHARMA, INC.

By:	/s/ James Sapirstein
Name:	James Sapirstein
Title:	President & CEO

ALPHA MERGER SUB, INC.

By:	/s/ James Sapirstein
Name:	James Sapirstein
Title:	President & CEO

FIRST WAVE BIO, INC.

By:	/s/ Gary Glick
Name:	Gary D. Glick
Title:	CEO

SHAREHOLDERS’ REPRESENTATIVE:

FORTIS ADVISORS LLC

By:	/s/ Richard Fink
Name:	Richard Fink
Title:	Managing Director